SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

 [X]     Preliminary Proxy Statement

 [ ]     Confidential, for use of the Commission only
         (as permitted by Rule 14a-6(e)(2))

 [ ]     Definitive Proxy Statement

 [ ]     Definitive Additional Materials

 [ ]     Soliciting Material Pursuant toss.240.14a-12


                            First Banks America, Inc.
                          -----------------------------
                (Name of Registrant as Specified in its Charter)

                          -----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [ ]     No fee required

 [X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1)   Title of each class of securities to which transaction applies:

               Common stock of First Banks America, Inc.
               -----------------------------------------------------------------

         (2)   Aggregate number of securities to which transaction applies:
               798,753 shares
               -----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               $40.54 per share (Represents the agreed-upon buyout price of the
               -----------------------------------------------------------------
               common shares held publicly)
               ----------------------------------------------------------------

         (4)   Proposed maximum aggregate value of transaction:   $32,381,446.62
                                                               -----------------

         (5)   Total fee paid:   $2,979.09
                              --------------------------------------------------

 [ ] Fee paid previously with preliminary materials.

 [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount previously paid:   $2,979.09
                                      ------------------------------------------

         (2)   Form, Schedule or Registration Statement No.:   Schedule 13E-3
                                                             -------------------

         (3)   Filing Party:   First Banks, Inc.
                            ----------------------------------------------------

         (4)   Date Filed:  October 8, 2002
                          ------------------------------------------------------

                                 JOHN S. DANIELS
                                 ATTORNEY AT LAW
                          6440 NORTH CENTRAL EXPRESSWAY
                                    SUITE 503
                               DALLAS, TEXAS 75206
                                 (214) 368-9405



                                 October 8, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


     Re: First Banks America, Inc. ("Registrant") preliminary proxy materials for Annual Meeting of Stockholders

Ladies and Gentlemen:

         Pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, enclosed on behalf of my client, First Banks America, Inc., are a Notice of Annual Meeting, a preliminary Proxy Statement and form of Proxy in the form that such materials are intended to be mailed to stockholders on or about
November __, 2002. Also enclosed is a Schedule 14A Information cover sheet setting forth required information. The filing fee reflected on the cover sheet has been paid in accordance with Commission procedures.

         If you require additional information regarding this filing, please contact the undersigned at (214) 368-9405.


                                                 Sincerely,


                                                 /s/ John S. Daniels
                                                 -------------------
                                                     John S. Daniels

                            First Banks America, Inc.
                              550 Montgomery Street
                         San Francisco, California 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held Thursday, December 12, 2002

To the Stockholders of First Banks America, Inc.:

         Notice is hereby given that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of First Banks America, Inc., a Delaware corporation ("FBA"), will be held at 135 North Meramec, Clayton, Missouri, on Thursday, December 12, 2002 at 4:00 p.m., local time, for the following purposes:

     (1) To approve and adopt an Agreement and Plan of Merger dated September 23, 2002 by and among FBA, First Banks and FBA Acquisition whereby FBA Acquisition will be merged with and into FBA, the stockholders of FBA (other than First Banks) will be paid $40.54 per share for each share of FBA common stock which they own, and FBA will become a wholly-owned subsidiary of First Banks;

     (2) To elect seven directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified; and

     (3) To transact any and all other business as may properly be presented at the meeting and any adjournment(s) thereof.

         The board of directors has fixed the close of business on November 1, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for examination at 135 North Meramec, Clayton, Missouri 63105 for ten (10) days prior to the meeting.

         You are cordially invited to attend the Annual Meeting. However, whether or not you plan to be present, you are urged to promptly mark, sign, date and return the accompanying proxy in the enclosed, self-addressed, stamped envelope, so that your shares may be voted in accordance with your wishes.

         Your proxy will be returned to you if you should request such return in the manner provided for revocation of proxies on page 9 of the enclosed Proxy Statement. Your prompt response will reduce the time and expense of solicitation.

                                             By Order of the Board of Directors,



                                             /s/ Allen H. Blake
                                             ------------------
San Francisco, California                        ALLEN H. BLAKE
November __, 2002                                 Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DISCUSSED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                TABLE OF CONTENTS


SUMMARY TERM SHEET........................................................................................     1
     The Companies........................................................................................     1
     The Annual Meeting...................................................................................     2
     The Merger...........................................................................................     2
     The Merger Agreement.................................................................................     5
     Election of Directors................................................................................     6
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
   AND THE MERGER.........................................................................................     6
     The Annual Meeting...................................................................................     6
     The Merger...........................................................................................     7
     Elections of FBA's Board of Directors................................................................     9
SOLICITATION AND REVOCABILITY OF PROXIES..................................................................     9
FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT........................................................    10
SUMMARIZED FINANCIAL INFORMATION..........................................................................    11
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS..............................................................    12
     General..............................................................................................    12
     Security Ownership of Management and of Controlling Stockholder......................................    13
PROPOSAL NUMBER 1.........................................................................................    14
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.............................................................    14
SPECIAL FACTORS...........................................................................................    14
     Background of and Reasons for the Merger.............................................................    14
     Consideration of the Merger..........................................................................    18
     Opinion of the Financial Advisor to the Special Committee............................................    20
     FBA's Analysis of the Fairness of the Merger.........................................................    24
THE MERGER................................................................................................    26
     Interests of Directors and Officers in the Merger....................................................    26
     Federal Income Tax Consequences......................................................................    27
     Appraisal Rights.....................................................................................    27
     Regulatory Approvals.................................................................................    30
     Recent Purchases of Stock............................................................................    30
     Accounting Treatment.................................................................................    31
     Estimated Expenses; Financing........................................................................    32
THE MERGER AGREEMENT......................................................................................    33
     Representations and Warranties.......................................................................    33
     Conditions to the Consummation of the Merger.........................................................    34
     Conduct of Business Pending the Merger...............................................................    35
     Additional Agreements................................................................................    36
     Termination; Damages.................................................................................    37
     Amendment and Waiver.................................................................................    37
     Expenses.............................................................................................    37
PROPOSAL NUMBER 2.........................................................................................    38
ELECTION OF DIRECTORS.....................................................................................    38
     Nominees.............................................................................................    38
     Executive Officers...................................................................................    39
     Committees and Meetings of the Board of Directors....................................................    40
     Director Compensation................................................................................    40
     Family Relationships.................................................................................    40
     Certain Relationships and Related Transactions.......................................................    40




EXECUTIVE COMPENSATION....................................................................................    41
     Summary Compensation Table...........................................................................    41
STOCK PERFORMANCE GRAPH...................................................................................    42
COMPENSATION COMMITTEE REPORT.............................................................................    43
AUDIT COMMITTEE REPORT....................................................................................    44
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............................................    45
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................................................    46
INDEPENDENT AUDITORS......................................................................................    46
AVAILABLE INFORMATION.....................................................................................    46
INCORPORATION OF INFORMATION BY REFERENCE.................................................................    47
STOCKHOLDER PROPOSALS.....................................................................................    47

                            First Banks America, Inc.
                              550 Montgomery Street
                         San Francisco, California 94111

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on December 12, 2002

                                ----------------

                               SUMMARY TERM SHEET

         This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. We encourage you to carefully read this entire proxy statement, including the appendices, and the other documents we refer to for a more complete understanding of the merger, described in more detail under the heading "PROPOSAL NUMBER 1." In addition, we incorporate by reference important business and financial information about FBA into this proxy statement.

The Companies

         FBA is a bank holding company headquartered in San Francisco, California. Approximately 93.78% of the voting stock of FBA is owned by First
Banks,   Inc.,  which  is  also  a  bank  holding company  (described  below);
accordingly, First Banks controls FBA. To avoid confusion, we refer throughout this proxy statement to First Banks, Inc. as "First Banks" and First Banks America, Inc. as "FBA."

         FBA conducts business through our bank subsidiary, First Bank & Trust, which has 49 offices located in California and 8 offices in Texas. As of June 30, 2002, FBA had total stockholders' equity of $301.9 million, total assets of $3.06 billion, total net loans of $2.28 billion and total deposits of $2.53 billion. First Bank & Trust is based in San Francisco, California. A description of the business of FBA and First Bank & Trust appears in FBA's Annual Report on Form 10-K for the year ended December 31, 2001, one of the documents incorporated by reference in this proxy statement. FBA's principal executive offices are located at 550 Montgomery Street, San Francisco, California 94111, and the telephone number at that address is (415) 781-7810.

         Additional information regarding FBA is contained in its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002, all of which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF INFORMATION BY REFERENCE."

         First Banks is based in St. Louis, Missouri. As of June 30, 2002, First Banks had total stockholders' equity of $479.6 million, total assets of $7.01 billion, total net loans of $5.36 billion and total deposits of $5.91 billion. First Banks acquired control of a majority of the voting stock of FBA in 1994 and, since that time, has controlled FBA and the election of a majority of the members of FBA's board of directors.

         FBA Acquisition Corporation ("FBA Acquisition") is a Delaware corporation formed and wholly-owned by First Banks solely for the purpose of engaging in the merger. FBA Acquisition has not engaged in any business activities except in contemplation of the merger and, if the merger is consummated, its separate corporate existence will terminate.

The Annual Meeting

Date, Time and Place (see page 9)

         The annual meeting will be held at 135 North Meramec, Clayton, Missouri on Thursday, December 12, 2002 at 4:00 p.m. local time.

Proposals to be Considered (see pages 14 and 38)

         There are two proposals scheduled for consideration at the annual meeting:

         o PROPOSAL #1: approval and adoption of an Agreement and Plan of Merger dated September 23, 2002 by and among FBA, First Banks and FBA Acquisition (the "merger agreement"), whereby FBA Acquisition will be merged with and into FBA, the stockholders of FBA (other than First Banks) will be paid $40.54 per share for each share of FBA common stock which they own, and FBA will become a wholly-owned subsidiary of First Banks; and

         o PROPOSAL #2: the election of seven nominees for the board of directors of FBA.

Vote Required for Approval (see page 12)

         FBA's Certificate of Incorporation provides a merger involving an affiliated party such as First Banks must be approved and adopted by the vote of at least 75% of the combined outstanding common stock and Class B common stock. In the election of directors, the seven nominees receiving the largest number of votes cast will be elected.

         Holders of shares of FBA common stock and Class B common stock (including First Banks) are entitled to one vote for each share owned, and they are permitted to exercise cumulative voting in a contested election of directors. See "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS."

         Because First Banks already owns approximately 93.78% of FBA's outstanding voting stock and intends to vote in favor of the merger and the election of the seven nominees named herein, approval and adoption of the merger agreement and the election of the nominees is assured.

The Merger

Background; Special Committee (see page 14)

         In April 2002, First Banks proposed to FBA that they enter into a transaction by which First Banks would acquire all of the FBA shares held by its public stockholders. Because of First Banks' control of FBA, the board of directors of FBA appointed a special committee (described below), consisting of the three FBA directors who are not affiliated with First Banks, to consider the terms of the merger and make a recommendation to the board of directors regarding the advisability of the transaction.

Structure of the Transaction (see page 26)

         FBA, First Banks and FBA Acquisition entered into the merger agreement on September 23, 2002, providing for First Banks to acquire all of the outstanding common stock of FBA which it does not already own. The merger agreement provides that FBA Acquisition will merge with and into FBA, with the result that FBA will become a wholly-owned subsidiary of First Banks and all of the stockholders of FBA except First Banks (generally referred to herein as the public stockholders) will be entitled to receive $40.54 per share for each share of common stock of FBA which they own immediately prior to the closing of the merger. We urge you to read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

Reasons for the Transaction (see page 14)

         FBA's special committee reviewed and considered the following reasons as a basis for recommending approval of the proposed transaction to FBA's board of directors:

         o The financial benefit of common stock ownership by public stockholders may not fully reflect the underlying economic value of FBA.

         o FBA's common stock is inadequately valued by sellers as consideration in potential acquisitions.

         o The financial reporting and regulatory requirements may cause inconsistencies between the interests of First Banks and the public stockholders.

         o The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

         o The special committee believes that the agreed price is fair to the public stockholders and represents an optimum exit for unaffiliated stockholders in light of overall market and economic uncertainties, as well as the prevailing lack of liquidity for the shares of FBA.


Recommendation of FBA's board of directors (see page 18)

         After consulting with an independent financial advisor, and having been advised by independent legal counsel, the members of the special committee unanimously approved the merger agreement, and recommended that the board of directors also do so. The board of directors then unanimously approved the merger agreement and recommends that the stockholders vote to approve and adopt it.

Opinion of Baxter Fentriss (see page 20)

         The special committee retained Baxter, Fentriss and Company ("Baxter Fentriss") as its financial advisor to assist the special committee in evaluating the merger, including the price to be paid to FBA's unaffiliated stockholders (the public stockholders, excluding officers and directors of FBA). Baxter Fentriss delivered an opinion to the special committee that, as of the date of the opinion and based on the procedures followed, factors considered and assumptions made by Baxter Fentriss, and subject to the limitations set forth in the opinion, the merger is fair to the unaffiliated stockholders of FBA from a financial point of view. The complete opinion of Baxter Fentriss is attached as Appendix B to this proxy statement. We urge you to read it in its entirety.

Position of First Banks as to the Fairness of the Merger (see page 24)

         Rules of the Securities and Exchange Commission ("SEC") require First Banks to express a belief regarding the fairness of the merger to the unaffiliated stockholders of FBA. First Banks believes that the merger is fair to such stockholders, based on its own analysis of the terms of the merger agreement and also on the deliberations of the special committee, the negotiations which occurred in order to arrive at the price and other material terms of the merger agreement, the analysis provided by Baxter Fentriss, and information and advice which First Banks received from its own financial advisor.

Interests of Directors and Officers in the Merger (see page 26)

         Certain of the directors and officers of FBA are owners of FBA common stock (see the table herein entitled "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS"). At the effective time of the merger, they will each receive $40.54 per share, the same price payable to the public stockholders, for each share of FBA common stock that they own.

         You should also be aware that directors and officers of FBA have interests in the merger that are in addition to, or different from, those of the public stockholders of FBA. You may wish to take those interests into account in determining what weight, if any, to give to the recommendations of the special committee and the board of directors. These interests can lead to inconsistencies between the objectives of the officers and directors and those of the public stockholders, as follows:

         o First Banks' controlling shareholder, James F. Dierberg, and members of his immediate family will be the beneficial owners of all of the outstanding equity of FBA following the merger and will therefore obtain the benefit of any future earnings and growth of FBA and its assets;

         o FBA officers and directors who are officers of First Banks will continue their roles in managing FBA or its successor following the merger, while the public stockholders will receive cash for their shares if the merger is consummated and will have no further interest in FBA;

         o FBA's officers and directors are generally entitled to be indemnified for liabilities arising from their conduct in those capacities, and First Banks and FBA maintain insurance for the purpose of protecting them against such liabilities. Furthermore, the members of the special committee are parties to indemnification agreements with FBA and First Banks, which provide generally for indemnification against liabilities which they may incur as a result of their services as directors of FBA or as members of the special committee; and

         o each member of the special committee has received a fee of $10,000 for serving on the special committee, and will be reimbursed for reasonable expenses incurred in connection with the performance of their responsibilities on the special committee. Such fees and expenses are payable whether or not the special committee recommended approval of the merger agreement and whether or not the merger is consummated.

Material Federal Income Tax Consequences (see page 27)

         The receipt by an FBA stockholder of cash for FBA shares will be a taxable transaction for United States federal income tax purposes. An FBA stockholder will generally recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder's tax basis in the FBA shares surrendered in the merger. That gain or loss will be a capital gain or loss if the FBA shares are held as a capital asset by the stockholder. Because the tax consequences of the merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding the tax consequences of the merger.

Appraisal Rights of FBA Stockholders (see page 27)

         You will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") in connection with the merger so long as you take all steps necessary to protect those rights. Section 262 is reprinted in its entirety as Appendix C to this proxy statement. You will not be entitled to exercise appraisal rights if you vote in favor of the merger.

The Merger Agreement

Conditions to Completion of the Merger (see page 33)

         The obligations of FBA and First Banks to complete the merger are subject to the prior satisfaction or waiver of certain conditions. The following conditions must be satisfied or waived before completion of the merger:

         o no injunction or order preventing consummation of the merger may be in effect, and the merger shall not have been made illegal;

         o all legally necessary approvals, consents and authorizations, including approval by FBA's stockholders and any required regulatory approvals, shall have been obtained. In that regard, no approval by federal or state banking regulatory authorities is required, because First Banks already controls FBA. If it is determined that any notices to any regulatory authority is required or desirable, First Banks is required by the merger agreement to seek such approvals, and FBA is required to cooperate with respect to such notifications and provide any information reasonably required in connection therewith; and

         o the special committee shall have received an opinion of Baxter Fentriss to the effect that the merger is fair to the unaffiliated stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn. The fairness opinion (which appears as Appendix B) was received on September 23, 2002, and we do not have any reason to believe that it will be withdrawn.

         In addition, there are certain additional conditions that must be satisfied or waived in order for FBA (but not First Banks) to be required to complete the merger, as follows:

         o the representations and warranties made by First Banks and FBA Acquisition in the merger agreement must be true in all material respects;

         o First Banks and FBA Acquisition must comply with its agreements in the merger agreement; and

         o FBA shall have received all documents required to be received from First Banks and FBA Acquisition.

Termination of the Merger Agreement (see page 37)

         The merger agreement may be terminated before completion of the merger by First Banks and FBA acting jointly, or by either FBA or First Banks if:

         o a breach of the agreement by the other party occurs, which is not cured within thirty days after receipt of written notice of such breach;

         o any of the conditions to the obligations are not satisfied or waived on or prior to the closing date and after the expiration of any applicable cure period;

         o     the merger is not completed by March 31, 2003; or

         o     a required regulatory approval is finally denied.

Election of Directors

         PROPOSAL NUMBER 2 at the annual meeting is for the election of directors. The seven nominees for FBA's board of directors are the seven incumbent directors. Information regarding the nominees and other relevant information regarding the election of directors appears in this proxy statement under the heading `PROPOSAL NUMBER 2: ELECTION OF DIRECTORS."

                         QUESTIONS AND ANSWERS REGARDING
                        THE ANNUAL MEETING AND THE MERGER

The Annual Meeting

Q:       When and where is the annual meeting?

A: The annual meeting of stockholders of FBA will be held on December 12, 2002 at 4:00 o'clock p.m., local time at 135 North Meramec, Clayton, Missouri.

Q:       What am I to vote on?

A: Two proposals are to be voted on by FBA's stockholders of record as of November 1, 2002: the proposed buyout of FBA through a merger with a subsidiary of First Banks, and the annual election of the board of directors of FBA.

Q:       Once I have voted, may I change my vote or revoke my proxy?

A: Yes, you may change your vote or revoke your proxy up to the time your shares are voted at the annual meeting. You may do this in any of three ways: by giving written notice of revocation to the Secretary of FBA at our principal executive offices, by executing and delivering a later-dated proxy, or by attending the annual meeting and voting your shares in person. Additional information regarding these procedures appears on page 9 of this proxy statement.

Q:       What does the board of directors of FBA recommend?

A:       The board of directors recommends that you vote

         o     FOR approval and adoption of the merger agreement, and

         o FOR the election of the seven nominees for director named in this proxy statement.

         In considering the recommendation of the board of directors, you should take into account that the directors have some interests in the merger in addition to or different from yours. See the section entitled "INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER" for additional information.

Q:       How can I obtain additional information?

A: This proxy statement incorporates certain documents by reference which you may want to review. Information regarding how to obtain copies of such documents is set forth under the headings "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE" in this proxy statement. Any request for information or documents from FBA should be delivered to us at least ten days prior to the annual meeting.

The Merger

Q:       What is the nature of the proposed transaction?

A:       The merger will result in

         o     FBA's becoming a wholly-owned subsidiary of First Banks; and

         o each FBA stockholder (other than First Banks) being entitled to receive $40.54 in cash per share for his or her shares, shortly after the completion of the merger.

Q:       How were the merger price and other terms determined?

A: Because of the relationship between First Banks and FBA, the FBA board of directors (a majority of whom are affiliated with First Banks) recognized that the merger should be considered by a special committee composed solely of directors who are not affiliated with First Banks. The special committee (Messrs. Charles A. Crocco, Jr., Albert M. Lavezzo and Edward T. Story, Jr.) was authorized by the board of directors to analyze the terms on which such a transaction might be conducted, and to retain its own advisors, including legal and financial advisors, to assist it in performing such analysis.

         The special committee, whose members have received a fee of $10,000 plus reasonable expenses for serving on the special committee, irrespective of whether any transaction is approved or completed, engaged independent legal counsel and a financial advisor. Having considered the information and advice provided by its advisors, the special committee and its legal counsel negotiated the merger price and other material terms of the merger agreement with First Banks and its legal counsel.

         For additional information regarding the special committee and its deliberations and recommendation, see "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT - Consideration of the Merger."

Q:       What are the tax consequences of the merger?

A: The receipt by a stockholder of FBA of cash for his or her shares will be a taxable transaction for United States federal income tax purposes. An FBA stockholder will generally recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder's tax basis in the shares of FBA common stock surrendered in the merger. That gain or loss will be a capital gain or loss if the FBA shares are held as a capital asset by the stockholder. Because the tax consequences of the merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding the tax consequences of the merger.

Q:       What vote is required to approve and adopt the merger agreement?

A: The affirmative vote of 75% or more of the outstanding voting stock of FBA is required in order to approve and adopt the merger agreement. Because First Banks owns approximately 93.78% of FBA's voting stock and intends to vote in favor of the proposal, such approval and adoption is assured.

Q:       What if I oppose the merger? Do I have appraisal rights?

A: If you object to the merger, and if you comply with procedures required by Delaware law, you may elect to pursue appraisal rights to receive the "fair value" of your shares as determined under the DGCL. That "fair value" may be more or less than the merger price of $40.54 per share of FBA common stock. In order to be eligible to pursue these rights, you must not vote for approval and adoption of the merger agreement and you must comply with the procedures and deadlines set forth in Section 262 of the DGCL.

         For additional information regarding the procedures that must be followed to exercise your rights to an appraisal, see "THE MERGER - Appraisal Rights." In addition, Appendix C to this proxy statement sets forth the text of Section 262 of the DGCL, which governs the exercise of appraisal rights.

Q:       When will the merger be completed? Is it subject to conditions?

A: We estimate that the merger will be completed as soon as practicable following the annual meeting, and during the fourth quarter of 2002. However, the timing of completion is subject to change and could be delayed.

         Completion of the merger is subject to certain conditions. See "THE MERGER AGREEMENT - Conditions to the Merger" for additional information.

Q:       Should I send in my FBA stock certificates now?

A: No. If the merger is completed, shortly thereafter you will receive a letter of transmittal from our exchange agent, with instructions informing you how to send in your stock certificates. Unless you are seeking to pursue your appraisal rights, you should use the letter of transmittal (following the instructions that will accompany it) to transmit your certificates for the $40.54 per share merger consideration to which you will be entitled when the merger is consummated. You should not send in any stock certificates now.

Elections to FBA's Board of Directors

Q:       Who are the nominees?

A: The seven nominees all currently serve as directors of FBA and are being nominated for re-election. Information about the nominees appears under "PROPOSAL NUMBER 2 - ELECTION OF DIRECTORS - Nominees."

                    SOLICITATION AND REVOCABILITY OF PROXIES

         This proxy statement is being furnished to stockholders of FBA in connection with the solicitation by FBA's board of directors of proxies to be voted at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, December 12, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This proxy statement and the enclosed form of proxy are first being mailed to the stockholders on or about November __, 2002.

         The accompanying form of proxy is designed to permit each holder of FBA common stock, par value $.15 per share, (1) to vote for or against the approval and adoption of the merger agreement, as described herein (see the discussion under the caption "PROPOSAL NUMBER 1"); (2) to vote for or withhold voting for any or all of the seven nominees for director listed on the proxy (see "PROPOSAL NUMBER 2"); and (3) to authorize the named proxies to vote in their discretion with respect to any other proposal properly presented at the Annual Meeting.

         As of November 1, 2002, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were 12,843,860 shares of voting stock outstanding, consisting of 2,500,000 shares of Class B common stock and 10,343,860 shares of common stock. All of the outstanding shares of Class B common stock and 9,545,107 of the outstanding shares of common stock are owned by First Banks. Each share of Class B common stock and of common stock is entitled to one vote in the election of each director. By virtue of its ownership of the Class B common stock and common stock referred to above, First Banks controlled 93.78% of all shares entitled to vote at the Annual Meeting as of the record date.

         First Banks is owned by trusts created and administered by and for the benefit of James F. Dierberg and members of his immediate family. Mr.Dierberg is the Chairman of the Board, Chief Executive Officer and President of FBA. Mr. Dierberg is also Chairman of the Board and Chief Executive Officer of First Banks. FBA's other executive officers and directors were the record holders of 34,764 shares of common stock as of the record date.

         When a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the accompanying form of proxy will be voted at the Annual Meeting and any adjournment(s) thereof FOR the approval and adoption of the merger agreement and FOR the election of the nominees listed herein under the caption "ELECTION OF DIRECTORS" and at the discretion of the proxies on any other business properly presented at the Annual Meeting and any adjournment(s) thereof.

         We encourage your personal attendance at the Annual Meeting, and execution of the accompanying proxy will not affect your right to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of FBA at 600 James S. McDonnell Blvd., Mail Code #M1-199-014, Hazelwood, Missouri

63042 at any time before the proxy is voted, or by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until we receive it at or prior to the Annual Meeting. Such a revocation will not affect a vote on any matters taken prior to our receipt of the revocation. Simply attending the Annual Meeting will not revoke a proxy.

         The total cost of the solicitation of proxies pursuant to this proxy statement will be borne by FBA. Proxies may be solicited by our directors, officers and employees without special remuneration. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries who forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the meeting for their out-of-pocket expenses. In addition to the mails and other delivery services, we may solicit proxies by personal interviews, telephone or other methods.

         We previously mailed our Annual Report to Stockholders covering the fiscal year ended December 31, 2001, including audited consolidated financial statements, to our stockholders. The Annual Report does not form any part of the proxy solicitation material. You may obtain an additional copy of the 2001 Annual Report to Stockholders without charge upon written request to Allen H. Blake, Secretary, First Banks America, Inc., 600 James S. McDonnell Blvd., Mail Code #M1-199-014, Hazelwood, Missouri 63042.

               FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

         This proxy statement and the documents incorporated by reference contain some forward-looking statements with respect to FBA's financial condition, results of operations and business and on the expected effects and timing of the merger. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussions of such risks and uncertainties that appear on page 3 of FBA's Annual Report to Stockholders for the year ended December 31, 2001 and on page 12 of the Quarterly Report on Form 10-Q for the six months ended June 30, 2002. Both documents are incorporated by reference in this proxy statement.

                        SUMMARIZED FINANCIAL INFORMATION

         The summarized financial information set forth below for the years ended December 31, 2001 and 2000 is derived from our consolidated financial statements, which have been audited by KPMG LLP. The summarized financial information for the six months ended June 30, 2002 is unaudited. This information is qualified by reference to our consolidated financial statements incorporated herein by reference and should be read in conjunction with such consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "INCORPORATION OF INFORMATION BY REFERENCE. "

                                                                 As of or for the        As of or for the
                                                                 Six Months Ended           Year Ended
                                                                  June 30, (1)(2)         December 31, (1)
                                                                 -----------------       -----------------
                                                                       2002              2001       2000
                                                                       ----              ----       ----
                                                          (dollars expressed inthousands, except per share data)

Income Statement Data:
    Interest income ..........................................     $   94,134           208,347    177,248
    Interest expense..........................................         30,015            86,924     75,533
                                                                   ----------         ---------  ---------

    Net interest income.......................................         64,119           121,423    101,715
    Provision for loan losses.................................         15,500             5,010      1,877
                                                                   ----------         ---------  ---------
    Net interest income after provision for loan losses.......         48,619           116,413     99,838
                                                                   ----------         ---------  ---------
    Noninterest income........................................         10,712            27,140     12,077
    Noninterest expense.......................................         43,032            89,668     66,111
                                                                   ----------         ---------  ---------
    Income before provision for income taxes,
       minority interest in  income of subsidiary and
       cumulative effect of change in accounting principle....         16,299            53,885     45,804
    Provision for income taxes................................          6,297            13,811     18,007
                                                                   ----------         ---------  ---------
    Income before minority interest in income of
       subsidiary and cumulative effect of change
       in accounting principle................................         10,002            40,074     27,797
    Minority interest in income of subsidiary.................             --                --         --
                                                                   ----------         ---------  ---------
    Income before cumulative effect of change
       in accounting principle................................         10,002            40,074     27,797
    Cumulative effect of change in accounting principle,
       net of tax.............................................             --              (459)        --
                                                                   ----------         ---------  ---------
    Net income................................................     $   10,002            39,615     27,797
                                                                   ==========         =========  =========
Per Share Data:
    Earnings per common share:
      Basic:
        Income before cumulative effect of change
           in accounting principle............................     $     0.78              3.29       2.29
        Cumulative effect of change in accounting principle,
           net of tax.........................................             --             (0.04)        --
                                                                   ----------         ---------  ---------
        Basic.................................................     $     0.78              3.25       2.29
                                                                   ==========         =========  =========
      Diluted:
        Income before cumulative effect of change
           in accounting principle............................     $     0.78              3.29       2.29
        Cumulative effect of change in accounting principle,
           net of tax.........................................             --             (0.04)        --
                                                                   ----------         ---------  ---------
        Diluted...............................................     $     0.78              3.25       2.29
                                                                   ==========         =========  =========

    Weighted average common stock outstanding.................         12,855            12,204     12,129
    Book value per common share...............................     $    23.50             22.19      16.27
Balance Sheet Data:
    Investment securities.....................................     $  360,218           368,207    335,219
    Loans, net of unearned discount...........................      2,278,398         2,323,263  2,058,677
    Total assets..............................................      3,062,478         3,060,988  2,741,379
    Total deposits............................................      2,527,115         2,555,261  2,306,356
    Note payable..............................................         50,000            71,000     98,000
    Guaranteed preferred beneficial interest in First Banks
      America, Inc. subordinated debentures...................         44,988            44,342     44,280
    Stockholders' equity......................................        301,887           285,317    196,909

--------------------------
(1) The comparability of the selected data presented is affected by the acquisitions of 12 banks and five branch office purchases during the five year period ended December 31, 2001, and two purchases of branch offices during the six-month period ended June 30, 2002. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its respective date of acquisition.
(2) On January 1, 2002, FBA adopted Statement of Financial Accounting Standards ("SFAS") No. 142 - Goodwill and Other Intangible Assets, which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, the amortization of goodwill ceased upon adoption of SFAS No. 142.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

         Only holders of record of outstanding shares of common stock and Class B common stock as of the record date are entitled to notice of, and to vote, in person or by proxy, at the Annual Meeting and any adjournment(s) thereof. As of the record date, there were issued and outstanding 10,343,860 shares of common stock and 2,500,000 shares of Class B common stock.

         Holders of shares of common stock and Class B common stock are entitled to one vote for each share held of record on the record date. Holders of common stock and Class B common stock are permitted to exercise cumulative voting in a contested election of directors. This means that, if there were more nominees for director than positions to be elected, each holder would be permitted to cast as many votes as equals the product of the number of directors to be elected (i.e., seven at the Annual Meeting) times the number of shares held by such holder, and to cast all these votes for one candidate or to divide the votes among two or more candidates in any amounts chosen by the stockholder. First Banks would also have the right to utilize cumulative voting with respect to its shares of common stock and Class B common stock. The proxy holders authorized to vote in favor of nominees listed herein under the caption "ELECTION OF DIRECTORS" will be permitted to vote cumulatively in the absence of instructions to the contrary.

         FBA's Certificate of Incorporation provides that a merger involving an affiliated party such as First Banks must be approved and adopted by the vote of at least 75% of the combined outstanding common stock and Class B common stock. In the election of directors, the seven nominees receiving the largest number of votes cast will be elected.

         The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of voting stock, including the common stock and the Class B common stock, is necessary to constitute a quorum to transact business at the Annual Meeting and any adjournment(s) thereof.

         On each proposed action, proxies marked as withheld votes or abstentions and broker non-votes will not be voted but will be treated as present and entitled to vote. Such proxies will therefore have the same effect as votes against the proposed action.

Security Ownership of Management and of Controlling Stockholder

         The following table sets forth as of the record date certain information with respect to the beneficial ownership of common stock and Class B common stock by each person known by FBA to be the beneficial owner of more than five percent of the outstanding shares of either class of stock, by each director, by executive officers and by all of our executive officers and directors as a group:


        Title of                     Name of               Number of Shares and Nature of       Percent of
          Class                 Beneficial Owner                Beneficial Ownership              Class
---------------------      ------------------------        ------------------------------       ----------
Class B common stock       First Banks, Inc.                     2,500,000 (1)(2)(3)               100.0%
                           135 North Meramec
                           Clayton, Missouri 63105

Class B common stock       James F. Dierberg                      2,500,000 (1)(2)(3)              100.0

Common stock               First Banks, Inc.                      9,545,107 (1)(2)(3)               92.3

Common stock               James F. Dierberg                      9,545,107 (1)(2)(3)               92.3

Common stock               Allen H. Blake                              1,000 (4)                    (*)

Common stock               Charles A. Crocco, Jr.                      8,272 (4)                    (*)

Common stock               Albert M. Lavezzo                          10,710 (4)                    (*)

Common stock               Terrance M. McCarthy                        2,000 (4)                    (*)

Common stock               Ellen D. Schepman                           1,500 (2)(3)(4)              (*)

Common stock               Edward T. Story, Jr.                       11,182 (4)                    (*)

Common stock               Donald W. Williams                            100 (4)                    (*)


All executive officers                                             9,579,871 shares               92.6% of
and directors as a group                                             Common stock               Common stock
(8 persons)
                                                                                                 100.0% of
                                                                   2,500,000 shares               Class B
                                                                 Class B common stock           common stock


----------------------
(*)  Less than one percent.

(1) The shares shown as beneficially owned by First Banks and James F. Dierberg comprise 100% of the outstanding shares of Class B common stock and 92.3% of the outstanding shares of common stock. Each share of common stock and Class B common stock is entitled to one vote on matters subject to stockholder vote. All of the shares of Class B common stock and common stock owned by First Banks are pledged to secure a loan to First Banks from a group of unaffiliated lenders. The related credit agreement contains customary provisions which could ultimately result in transfer of such shares if First Banks were to default in the repayment of the loan and such default were not cured, or other arrangements satisfactory to the lenders were not made, by First Banks.

(2) The controlling stockholders of First Banks are (i) the James F. Dierberg II Family Trust, dated December 30, 1992; (ii) Irrevocable Trust of Michael
     J. Dierberg, dated May 1, 1998; (iii) the Ellen C. Dierberg Family Trust, dated December 30, 1992; (iv) James F. Dierberg, trustee of the James F. Dierberg living trust, dated October 8, 1985; (v) the Michael J. Dierberg Family Trust, dated December 30, 1992; and (vi) First Trust (Mary W. Dierberg and First Bank, Trustees) established U/I James F. Dierberg, dated December 30, 1992. Mr. James F. Dierberg and Mrs. Mary W. Dierberg are husband and wife, and Messrs. James F. Dierberg, II, Michael J. Dierberg and Mrs. Ellen D. Schepman, formerly Ellen C. Dierberg, are their adult children.

(3) Due to the relationships among James F. Dierberg, Mary W. Dierberg, First Bank and the three adult children of James F. and Mary W. Dierberg, Mr. Dierberg is deemed to share voting and investment power over all of the outstanding voting stock of First Banks, which in turn exercises voting and investment power over the shares of common stock and Class B common stock attributed to it in the table.

(4) All of the shares attributed in the table to Mrs. Schepman and Messrs. Blake, Crocco, Lavezzo, McCarthy, Story and Williams are owned by them directly.

                               PROPOSAL NUMBER 1:

                  APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

         This portion of the proxy statement presents a detailed discussion of the proposed merger, beginning with an explanation of the background and reasons for the merger from the perspectives of both FBA and First Banks. Following that discussion are sections describing, among other things, the following:

         o the process by which the merger and the terms of the merger agreement were developed;

         o the role of and conclusion reached by the financial advisor to the special committee of our board of directors;

         o     our analysis of the fairness of the merger;

         o interests of our directors and executive officers in the merger, which in some cases are in addition to, or different from, those of unaffiliated stockholders;

         o     federal income tax consequences of the merger;

         o     your appraisal rights under Delaware law;

         o information regarding transactions in FBA's common stock by FBA and First Banks;

         o     a table showing estimated expenses of the transaction; and

         o a description of significant provisions of the merger agreement (a complete copy of the merger agreement appears in Appendix A).

         We encourage you to read the entire discussion, as well as the appendices, to obtain a complete understanding of the merger.

                                 SPECIAL FACTORS

Background of and Reasons for the Merger

FBA's Reasons for the Merger

         First Banks acquired control of a majority of FBA's voting stock in 1994. In April 2002, First Banks proposed to FBA's board of directors that the two companies enter into a transaction by which First Banks would acquire all of the outstanding shares of FBA stock held by FBA's public stockholders. FBA's special committee reviewed and considered the following reasons as a basis for recommending approval of the proposed transaction to FBA's board of directors:

        1. The financial benefit of common stock ownership by public stockholders may not fully reflect the underlying economic value of FBA.

              The market value of FBA common stock has, at times, been relatively weak, reflecting a greater amount of stock for sale in the market than potential buyers wish to purchase. This has frequently been mitigated through FBA's share repurchase programs through which the excess supply of stock has been acquired by FBA. However, during periods in which FBA is not able to purchase shares, market prices have tended to decline. This pattern has not had any apparent relationship to FBA's financial performance.

               FBA has elected to reinvest all of its earnings to support its growth objectives. As of June 30, 2002, FBA had a note payable to First Banks of $50.0 million resulting from various acquisitions that FBA has made. It is not anticipated that FBA would pay dividends while there is a principal balance outstanding on this note. Consequently, FBA has not paid dividends on its common stock. In the event FBA were to commence the payment of dividends to its stockholders, the Class B common stock, which is owned by First Banks, would receive dividends only to the extent that dividends on the common stock exceed $0.45 per share annually. Consequently, the differentiation in dividend rates between the common stock and the Class B common stock creates an economic disincentive to the declaration of dividends from First Banks' perspective.

               The existence of a controlling shareholder limits the potential opportunity for an acquisition premium from a subsequent buyout.

               There are various types of investors who elect not to purchase shares in companies that have a controlling shareholder or do not pay dividends. Since both of these attributes apply to FBA, there exists a segment of the investing public that is unwilling to acquire FBA's common stock, thereby limiting the demand for shares in the market.

        2. FBA's common stock is inadequately valued by sellers as consideration in potential acquisitions.

              FBA believes its common stock is not adequately valued by sellers as consideration for potential acquisition transactions primarily due to the following characteristics of the common stock:

         o The public float represents only a small percentage of the total voting stock outstanding;
         o There is generally limited liquidity in the common stock to public stockholders;
         o The market value of the common stock may not reflect FBA's financial performance due to limited trading volumes, the existence of a controlling stockholder and other factors; and
         o Unusually large trading volumes may cause excessive and misleading fluctuations in the market price of the common stock.

        3. The financial reporting and regulatory requirements may cause inconsistencies between the interests of First Banks and the public stockholders.

              Certain regulatory and financial reporting requirements with respect to First Banks' ownership of FBA are disadvantageous to First Banks if its ownership percentage should be reduced to less than 80%. In some acquisitions, a tax-free exchange of stock is the preferred form to the sellers. A potential exists for situations in which an acquisition would be advantageous to FBA's public stockholders, but disadvantageous to First Banks. Consequently, this creates the opportunity for the objectives of the public stockholders to conflict with those of First Banks.

              Under regulatory capital guidelines with respect to bank holding companies, FBA is considered a "second tier" bank holding company of First Banks. Because of this, First Banks was viewed as providing the capital strength for FBA and, prior to 2000, FBA was allowed to maintain regulatory capital ratios that were lower than those required for First Banks, or other first tier holding companies. This enabled FBA to achieve returns on equity that were higher than FBA might otherwise have been able to achieve. However, beginning in 2000, regulatory authorities began requiring increased capital levels for second tier holding companies, thereby reducing this advantage substantially.

        4. The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

              FBA incurs numerous expenditures associated with maintaining its status as a publicly owned company. In particular, some of the more significant expenditures associated with FBA's public status are as follows:

         o Separate annual and quarterly reports, including preparation, review by external accountants and counsel, printing and distribution to stockholders;
         o Separate Securities and Exchange Commission filings, including but not limited to Forms 10-K, 10-Q and 8-K;
         o Annual and special stockholders meetings, including preparation of materials, filing fees, printing and distribution of Proxy materials to stockholders;
         o Separate annual audits and quarterly reviews performed by FBA's externalaccounting firm;
         o Separate board of directors and Audit Committee, which requires fees associated with compensating members of the Board and the Audit Committee, conducting quarterly meetings (including travel and other related expenses), and preparing and distributing Board materials;
         o     New York Stock Exchange listing fees and related expenses; and
         o Administrative and internal staff expenditures associated with maintaining separate accounting records and financial reporting including but not limited to: intercompany recordkeeping and billing required for personnel, services and supplies used by FBA; data processing and information technology fees and services; internal audit services; income tax preparation and assistance; accounting services; and other management and administrative functions.
         o FBA has estimated the annual expenditures associated with maintaining its status as a publicly owned company to be in the range of $500,000 - $750,000.

First Banks' Reasons for the Merger

         First Banks' board of directors reviewed and considered the following reasons as a basis for recommending the proposed transaction to FBA's board of directors:

        1. The financial objectives of stock ownership by First Banks and the public stockholders may not coincide.

              The financial objectives of First Banks and the public stockholders may not coincide primarily due to the following issues:

         o FBA does not pay dividends on its common stock. In the event FBA were to commence the payment of dividends to its stockholders, the Class B common stock would receive dividends only to the extent that dividends on the common stock exceed $0.45 per share annually. Consequently, the differentiation in dividend rates between the common stock and the Class B common stock creates an economic disincentive to the declaration of dividends from First Banks' perspective.

         o Certain regulatory, financial reporting and tax requirements with respect to First Banks' ownership of FBA are disadvantageous to First Banks if its ownership percentage should be reduced to less than 80%. In some acquisitions, a tax-free exchange of stock is the preferred form to the sellers. A potential exists for situations in which this would be advantageous to FBA's public stockholders, but disadvantageous to First Banks. Consequently, this creates the opportunity for a divergence of objectives to arise.
         o     In order to preserve the separate structure of FBA, First Bank
               & Trust must operate independently from First Banks' other banking interest. If the proposed merger is consummated, First Banks anticipates merging First Bank & Trust into First Banks' wholly owned subsidiary, First Bank. It is anticipated that this will allow certain administrative and operational economies not available while the two banks maintain separate charters.

        2. FBA's common stock has not proven to be a viable currency in potential acquisition transactions.

              First Banks has been unable to utilize FBA's common stock as a vehicle for potential acquisition transactions primarily as a result of the following:

         o The liquidity of FBA's common stock is limited because the public float represents only a small percentage of the total voting stock outstanding;
         o The market value of FBA's common stock may not fully reflect FBA's financial performance due to limited trading volumes, the existence of a controlling shareholder and other factors; and
         o At various times, the primary purchaser of FBA common stock has been FBA through its authorized stock repurchase programs.

        3. Stock market conditions may lead to undue litigation or reputation risks for First Banks that may not be related to economic or financial issues.

              First Banks may be subjected to potential undue litigation and reputation risks associated with fluctuations in the market value of FBA's publicly held common stock. For example, during 2000, FBA was unable to repurchase common stock through its authorized stock repurchase program as a result of pending acquisitions. During that same time period, the absence of other buyers in the market led to a depressed market value that was inconsistent with FBA's financial performance. In early 2002, FBA's common stock experienced unusually large trading volumes and inordinate increases in market value that could not be correlated with financial performance. Circumstances such as these could lead to dissatisfaction among stockholders, selling stockholders and buying stockholders. For these reasons and other similar potential scenarios, First Banks could be exposed to risks that it has limited opportunity to control.

        4. The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

              First Banks, through its existing ownership in FBA, incurs numerous expenditures associated with maintaining FBA's status as a publicly owned company. In particular, some of the more significant expenditures associated with FBA's public status are as follows:

         o Separate annual and quarterly reports, including preparation, review by external accountants and counsel, printing and distribution to stockholders;
         o Separate Securities and Exchange Commission filings, including but not limited to Forms 10-K, 10-Q and 8-K;
         o Annual and special stockholders meetings, including preparation of materials, filing fees, printing and distribution of Proxy materials to stockholders;
         o Separate annual audits and quarterly reviews performed by FBA's external accounting firm;
         o Separate board of directors and Audit Committee, which requires fees associated with compensating members of the Board and the Audit Committee, conducting quarterly meetings (including travel and other related expenses), and preparing and distributing Board materials;
         o     New York Stock Exchange listing fees and related expenses; and
         o Administrative and internal staff expenditures associated with maintaining separate accounting records and financial reporting including but not limited to: intercompany recordkeeping and billing required for personnel, services and supplies used by FBA; data processing and information technology fees and services; internal audit services; income tax preparation and assistance; accounting services; and other management and administrative functions.

Consideration of the Merger

         On April 25, 2002, First Banks proposed to FBA that they enter into a transaction by which First Banks would acquire the outstanding shares of FBA currently held by the public stockholders of FBA.

         The board of directors of FBA then created a special committee of its board to consist of independent directors with no affiliation with First Banks. The board appointed Albert M. Lavezzo, Charles A. Crocco and Edward T. Story, Jr. as members of the special committee. The members appointed Mr. Lavezzo as chairman of the special committee. The board gave the special committee the authority to consider and negotiate, on behalf of FBA, the terms of the transaction proposed by First Banks and to make a recommendation to the full board of directors of FBA with respect to such a proposed transaction.

         The special committee was also authorized to engage professional advisors, including a financial advisor and legal counsel of its own selection. The special committee identified four law firms with experience in representing financial institutions and special committees in connection with bank mergers. The special committee solicited proposals from these four firms and conducted telephonic interviews with each of them. The special committee confirmed that the candidate firms had not previously represented First Banks, FBA or any of their affiliates in any current or previous transactions. On May 29, 2002, the special committee determined to engage the firm of McCutchen Doyle Brown & Enersen, LLP (which on July 1 became Bingham McCutchen LLP as a result of a merger) of San Francisco.

         On May 30, counsel for First Banks informed the special committee that it proposed that FBA forego a previously announced rights offering to its public stockholders, and First Banks proposed instead that the price to be paid to the public stockholders (if an agreement could be reached regarding a merger) include an additional increment attributable to the value of the rights that would have been issued to FBA's public stockholders in a rights offering. The private placement and the rights offering are discussed further under "The MERGER - Recent Purchases of Stock - Purchase by First Banks." First Banks proposed that the increment be equal to the difference between $32.50, the price at which First Banks had purchased shares of FBA in a private placement in the fourth quarter of 2001, and the price negotiated for the acquisition of the shares held by the public stockholders.

         In May 2002, the chairman of the special committee solicited proposals from five investment banking firms to act as financial advisor to the special committee in connection with the proposed transaction. The special committee identified investment banking firms based on their experience in advising financial institutions in connection with similar transactions. The five investment banking firms submitted proposals, and the chairman circulated copies of all of the proposals to the members of the committee and counsel.

         On June 7, the special committee conducted a meeting to consider the proposals of the financial advisors. The special committee considered the relevant experience of each candidate, the familiarity of the committee members with the candidate, the fees and expenses proposed to be charged by each candidate, and each candidate's independence from any current or past financial relationship with First Banks.

         At the conclusion of the meeting, the special committee selected Baxter Fentriss as its financial advisor, subject to the confirmation of the absence of any financial connections between Baxter Fentriss and First Banks. Upon receiving such confirmation, the special committee engaged Baxter Fentriss as its financial advisor. This decision was based on several factors, including the firm's extensive involvement with and knowledge of bank and thrift merger and acquisition transactions, the members' familiarity with Baxter Fentriss' performance of services similar to those required, and the special committee's assessment of the value of the services to be provided in relation to the costs to be incurred by FBA for such services.

         On June 19, the special committee held a meeting to discuss the schedule for proposed negotiations, the combining of the rights offering value with the transaction in lieu of a separate rights offering, the due diligence that Baxter Fentriss desired to perform in order to assist the special committee in its deliberations and related matters. Counsel and representatives of Baxter Fentriss attended the meeting as well. The special committee confirmed that it had no objection to including the rights offering value as an additional increment to any purchase price that it might ultimately agree to in the course of negotiations with First Banks. The special committee asked counsel to advise it with respect to the appropriate measure of value of the rights offering. Counsel provided the special committee with a letter addressing this issue on July 16.

         On July 19, the special committee members received written materials from Baxter Fentriss describing its analysis of the value of common stock of FBA and presenting several valuation methods. The materials, which were in draft form at the time, described assumptions made by Baxter Fentriss in preparing the materials and arriving at its conclusions.

         On July 22, the special committee held a committee meeting to review the analysis prepared by Baxter Fentriss. The counsel and representatives of Baxter Fentriss also attended. Representatives of Baxter Fentriss made a presentation to the members of the special committee and discussed their methodology, assumptions and conclusions as set forth in their written report. The special committee reached a tentative consensus with respect to a per-share price that the special committee would be able to recommend to the full board of directors.

         On July 25, the special committee met with counsel and representatives of Baxter Fentriss for a final review and preparation for negotiations with First Banks with respect to the proposed transaction. Later that same day, the special committee and Baxter Fentriss met with representatives of First Banks to discuss the proposed transaction. Negotiations continued for approximately seven hours. First Banks was also accompanied by its financial advisor. Initially, First Banks was willing to offer a price that was lower than the special committee was willing to recommend. In the course of discussions, First Banks and its financial advisor suggested to Baxter Fentriss that certain factors, including FBA's earnings prospects, were not as favorable as Baxter Fentriss had assumed in the preparation of its analysis. First Banks agreed to provide the special committee with documentation supporting its position on these issues. The special committee proceeded with negotiations on the assumption that First Banks would provide the documentation supporting its position on the unfavorable factors it had described. First Banks and the special committee ultimately reached a tentative agreement that $40.00 per share represented a fair price for the shares held by the public stockholders and that $.54 per share represented a fair value for forgoing the rights offering.

         This agreement was subject to receipt and review of the confirming documentation.

         On August 7, members of the committee noted that the market price for common stock of FBA was higher than the conditional price agreed by the special committee and First Banks at their negotiation meeting on July 25. Committee members questioned whether the agreed price was appropriate in light of the current market price. The committee members concluded that the market price was in part a function of the very light volume of trading (the average daily volume for FBA common stock during the 12 months ended June 30, 2002 was 6,098 shares), and that any attempt by public stockholders to sell a significant portion of their shares in the public market would most likely result in a rapid decline in the market price. Therefore, they determined that a brief increase in the market price above the negotiated price did not impair the soundness of the committee's decision.

         Counsel to the committee confirmed that Baxter Fentriss had received the confirming documentation from First Banks. Baxter Fentriss indicated that the information supported the position taken by First Banks at the July 25 negotiating meeting.

         On August 13, the special committee met again with counsel and representatives of Baxter Fentriss. Baxter Fentriss explained the significance of the documentation provided by First Banks and its effect on the analysis and conclusions of Baxter Fentriss with respect to the value of the common stock of FBA. Baxter Fentriss confirmed that it considered $40.00 per share, together with $.54 per share on account of the foregone rights offering, to be fair from a financial point of view to the unaffiliated stockholders of FBA. Members of the special committee then unanimously approved the price as negotiated at the July 25 meeting. The chairman called representatives of First Banks to inform them of the special committee's decision. FBA and First Banks issued a press release describing the principal terms of the agreement on August 14. The attorneys for First Banks and the special committee then prepared a draft of a merger agreement setting forth the terms that the special committee had approved.

         The merger agreement was approved by the special committee on September 20 and by the full board of directors of FBA on September 23, 2002. Thereafter, it was signed and announced in a press release on September 23, 2002.

Opinion of the Financial Advisor to the Special Committee

         Baxter Fentriss has acted as financial advisor to the special committee in connection with the Merger. On September 23, 2002, Baxter Fentriss delivered to the special committee its opinion that as of such date, and on the basis of matters referred to herein, the consideration is fair, from a financial point of view, to the unaffiliated holders of FBA common stock. In rendering its opinion,

Baxter Fentriss consulted with the management of FBA; reviewed the merger agreement, certain publicly-available information, certain additional materials made available by management, and drafts of this proxy statement. In addition, Baxter Fentriss discussed with the management of FBA its businesses and outlook.

         No limitations were imposed by FBA's board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix B to this proxy statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

         Baxter Fentriss' opinion is directed to the special committee, and is directed only to the fairness, from a financial point of view, of the consideration received by the unaffiliated stockholders of FBA. It does not address FBA's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any FBA stockholder as to how such stockholder should vote with respect to the merger at the annual meeting or as to any other matter.

         Baxter Fentriss' opinion was one of many factors taken into consideration by the special committee in making its determination to approve the merger agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to the obligations of both FBA and First Banks to consummate the merger. The opinion of Baxter Fentriss does not address the relative merits of the merger as compared to any alternative business strategies that might exist for FBA or the effect of any other business combination in which FBA might engage.

         Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. The special committee selected Baxter Fentriss as its financial advisor because it is an investment banking firm focusing on bank and thrift transactions and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter Fentriss is not affiliated with FBA or First Banks. Baxter Fentriss has represented from time to time certain financial institutions that have ultimately been merged with or acquired by FBA and First Banks. In addition, Baxter Fentriss advised a special committee of the board of directors of FBA in 2000 with regard to a transaction in which FBA acquired First Bank & Trust from First Banks, in exchange for 6,530,769 shares of FBA common stock.

         In connection with rendering its opinion to the special committee, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following: (i) the historical and current financial condition and results of operations of FBA including interest income; interest expense, provision for loan losses, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the reserve for loan losses and possible tax consequences resulting from the transaction;
(ii) the business prospects of FBA; (iii) the economies of FBA's respective market areas; (iv) the historical and current market for FBA common stock; (v) and the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry. Baxter Fentriss' experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions throughout the United States were also important in its analysis of the merger.

         In connection with rendering its opinion, Baxter Fentriss reviewed (i) the merger agreement; (ii) drafts of this proxy statement; (iii) FBA's Annual Reports to stockholders, including the audited financial statements of FBA, for the years ended December 31, 1999, 2000 and 2001; (iv) consolidated reports of condition ("call reports") on First Bank & Trust filed with the Federal Deposit Insurance Corporation for the years ended December 31, 1999, 2000 and 2001; (v) budgeted financial information and projections provided by management for the years ending December 31, 2002 and 2003 for FBA, (vi) unaudited quarterly financial information as of March 31, 2002 and June 30, 2002, and (vii) certain additional financial and operating information with respect to the business, operations and prospects of FBA as it deemed appropriate. Baxter Fentriss also
(a) held discussions with members of the senior management of FBA regarding its historical and current business operations, financial condition and future prospects; (b) compared the results of operations of FBA with those of certain banking companies that it deemed to be relevant; (c) analyzed the pro forma financial impact of the merger on First Banks, and (d) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration received by the unaffiliated stockholders of FBA common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and/or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of FBA.

         In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FBA. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Baxter Fentriss assumed that any regulatory consideration of the merger would not result in the imposition of any conditions that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to FBA or First Banks.

         The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

         1. Comparison to Publicly Traded Financial Institutions. This analysis was performed to make a determination of value for the unaffiliated shares of FBA using the financial data of publicly traded financial institutions from select markets across the United States. Baxter Fentriss compared certain trading multiples of select financial institutions and compared them to the value offered by First Banks. This peer group consisted of sixty publicly traded banks with assets between $2 billion and $10 billion as of June 30, 2002.

         The ranges of the multiples compiled from the peer group were as follows: the low and high price to earnings multiples were 9.0x and 21.2x; the low and high price to LTM earnings multiples were 9.6x and 31.2x, the low and high price to book multiples were 1.01x and 3.97x; the low and high price to tangible book multiples were 1.27x and 4.27x; the low and high price to assets percentages were 6.8% and 31.2%; while the low and high price to deposits percentages were 9.3% and 38.7%.

         The averages of the statistics compiled for the peer group were as follows: the average price to earnings multiple was 14.2x; the average price to LTM earnings multiple was 16.1x; the average price to book multiple was 2.01x; the average price to tangible book multiple was 2.32x; the average price to assets percentage was 17.3%; and the average price to deposits percentage was 23.1%.

         These averages were used to establish valuation parameters for the unaffiliated shares of FBA. The values produced by this analysis were as follows: $34.59 based on price to adjusted earnings, $40.50 based on price to adjusted LTM earnings, $47.13 based on price to book value, $35.75 based on price to tangible book value, $41.26 based on price to assets, and $45.38 based on price to deposits.

         These values ranged from a low of $34.59 to a high of $47.13 while the average of these values is $40.77.

         2. Discounted Free Cash Flow / Net Present Value. Baxter Fentriss made a determination of the value of FBA's unaffiliated shares based on FBA's earnings capacity, operating cash flow, and its theoretical capacity to pay dividends while still retaining equity to support future, sustainable growth. This approach requires projecting cash flows for an extended period of time, estimating a terminal value, and discounting the future free cash flows and terminal value back to the valuation date. The discounted cash flow calculation consists of three major components: (1) future free cash flows and/or potential equity flows; (2) a terminal value; and (3) the required rate of return.

         The future cash flows are projected by forecasting earnings growth and potential dividend payout. While various growth rates can produce different results, it is best to view a range of growth estimates in order to choose a "likely" scenario. Economic conditions in general, as well as local economic conditions, competition, management, and other non-quantifiable variables can impact future real growth.

         The required rate of return is the expected return required by investors for investments with similar risk profiles. Typically, the required rates of return of publicly traded banks are approximately 500-700 basis points over the US Treasury 10-year note. This analysis incorporates a range of discount rates between 10.50% and 11.50%.

         The terminal value was calculated by treating the free cash flow in the final time period as a perpetuity and then discounting it to obtain a present value. The same range of discount rates were used to discount the perpetuity to get the final period's equity flow.

         The range of valuations for FBA common stock using this analysis was from $36.12 to $42.51. The mid-point of this range was $39.32.

         3. Sale of Enterprise Valuation. Baxter Fentriss considered the potential acquisition of FBA by another financial institution in order to determine a fair market value for the whole bank or control position in FBA. Certain assumptions were made regarding the financing rates, amortization periods, tax rates, core deposit intangible valuations, and level of cost savings an acquiror might achieve, as well as dilution levels it might accept. The assumptions applied are deemed appropriate for an organization such as FBA, the types of institutions which are capable of acquiring FBA, and for FBA's current financial condition.

         The analysis produced a range of values for FBA of $39.36 to $53.61, for the controlling interest in the company. The current ownership structure of FBA does not allow the unaffiliated stockholders to effect a decision to make such a transaction occur. In addition, the controlling stockholders have stated it is not their intent for such a transaction to occur. The proposed transaction is to acquire the public ownership position; therefore, the valuation is discounted by 15% to reflect lack of control. This results in a range of values for FBA's public shares of $33.46 to $45.57. The midpoint of this range was $39.52.

         Using publicly available information, Baxter Fentriss considered the impact of the merger on First Banks. Its analysis indicated that the merger would not materially dilute First Banks' capital and earnings capacity and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. First Banks currently is the majority stockholder of FBA and reports the financial performance and condition of FBA in its consolidated financial statements. First Banks has effective control over FBA's management, policies and election of directors. Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to projected future earnings were reasonably prepared by management and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of FBA, and has not been furnished such an appraisal.

         No company or transaction used as a comparison in the above analysis is identical to FBA or First Banks, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

         Baxter Fentriss has been, or will be, paid (i) an advisory fee of $10,000, (ii) an evaluation and negotiation fee of $15,000, (iii) a fairness opinion fee of $40,000, and (iv) reasonable out-of-pocket expenses for its services. Such fees are not contingent on the results of its findings. FBA has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

FBA's Analysis of the Fairness of the Merger

         In voting to approve the merger agreement, the special committee unanimously reached the conclusion that the merger and the merger agreement are fair from a financial point of view to the public stockholders of FBA. This conclusion was based on information provided to the special committee by Baxter Fentriss, the oral opinion (subsequently confirmed in writing) of Baxter Fentriss to the effect that, subject to the matters discussed in its opinion, the merger consideration of $40.54 per share is fair from a financial point of view to the unaffiliated FBA stockholders, and other factors which the members of the special committee deemed relevant. These factors included, without limitation, the following:

         o the financial data and analysis on which Baxter Fentriss based its opinion, including comparisons to other publicly held bank stocks based on trading multiples, the analysis of the discounted free cash flow attributable to FBA based on projected cash flows, and the data indicating a potential sale of enterprise valuation for FBA;

         o information concerning the recent and historical market prices for FBA common stock and the nature of the market for such stock, including the very limited volume of trading which has generally been prevalent for the stock, and the resulting limited liquidity available to FBA stockholders (particularly when FBA is not able to engage in open market purchases of its stock);

         o the certainty of value available to FBA stockholders in a transaction for all cash consideration, and the liquidity provided by the merger;

         o The special committee believes that the agreed price is fair to the public stockholders and represents an optimum exit for unafiliated stockholders in light of overall market and economic uncertainties, as well as the prevailing lack of liquidity for the shares of FBA. In that regard, the controlling stockholders of First Banks have expressed that they have no intention of selling FBA or the entire corporate group.

         o the financial position of First Banks and its access to financing in an amount sufficient to make timely completion of the merger highly likely;

         o the limited number of conditions required to be satisfied in order for First Banks to complete the merger, which enhances the probability of timely completion of the merger;

         o the provisions in the merger agreement that limit potential liability of FBA in the event that the merger is not completed;

         o the fact that the special committee was given broad latitude as to how to evaluate the proposed transaction, as well as the authority to choose independent legal and financial advisors responsible solely to, and directed solely by, the special committee;

         o the process by which the merger price and other terms of the merger were arrived at, including the opportunity for the members of the special committee to consult with the special committee's advisors and to obtain information sufficient to inform their decision and to satisfy themselves regarding the fairness of the transaction; and

         o the fact that FBA stockholders have the legal right to demand appraisal of their FBA stock if they are not satisfied with the merger price.

         The board of directors of FBA unanimously approved the merger agreement, acting primarily based on the recommendation of the special committee and each member's analysis of the merits of the transaction. Among the factors chiefly considered by the board of directors were the factors cited above, and also the following:

         o the fact that the members of the special committee are independent, sophisticated and experienced in undertaking the type of analysis necessary in order to evaluate the merger;

         o the familiarity of each of the members of the special committee with the operations, financial condition, and history of FBA (all three members of the special committee have served as directors of FBA for more than four years, and two of the three have served for approximately 15 years); and

         o the fact that the members of the special committee are owners of FBA common stock and thus have interests substantially aligned with those of FBA's public stockholders, because they will receive the same consideration for their shares as that payable to all public stockholders.

         The members of the special committee and the board also considered potentially negative factors that might offset or outweigh the foregoing benefits of the merger, but they concluded that the benefits described above were ultimately more significant. Among potential negative factors considered were the following:

         o the merger compels FBA's public stockholders to sell their shares and forego any future interest in FBA's assets and earnings, whether or not any particular stockholder desires to dispose of his or her shares; and

         o the merger consideration did not represent a premium to the recent market price of FBA common stock. In that regard, the special committee and the board have been aware that the market for FBA's stock does not necessarily reflect the financial performance or other fundamental indications of FBA's value, and the market price has fluctuated over time without any apparent relationship to underlying performance. In 2002, market prices have been unusually high compared to historical prices, but at other times the stock price has been well below what management and the board viewed as its intrinsic value. Such fluctuations have also been observed relative to other bank and thrift stocks. Members of the board concluded that, on balance, the market price at a given point in time has not been a reliable indicator of value, and that the recent market price should not be given as much weight as other factors in determining the current value.

         The foregoing discussion of the factors considered is not intended to be exhaustive, and different members of the special committee and the board may have emphasized different factors as they considered all of the information they deemed relevant. Neither the special committee nor the board assigned specific weight to any of the factors cited, and individual members may not agree on the significance of all of the factors discussed.

                                   THE MERGER

         The following information summarizes the material terms of the merger. Insofar as it relates to matters contained in the merger agreement, this discussion is qualified in its entirety by reference thereto, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

         The merger agreement provides for the merger of FBA Acquisition with and into FBA. Upon consummation of the merger, the legal existence of FBA Acquisition and FBA will be combined, FBA will become a wholly-owned subsidiary of First Banks, and each outstanding share of FBA common stock (except for shares owned by First Banks) will be converted into the right to receive $40.54 in cash.

         Following the merger, First Banks intends to cause FBA to be merged into First Banks and First Bank & Trust to be merged into First Banks' wholly-owned banking subsidiary, First Bank, which is headquartered in Missouri, so that all of First Banks' banking operations will be conducted in a single bank subsidiary. However, these subsequent transactions are not part of the proposal to be voted on by FBA's stockholders.

Interests of Directors and Officers in the Merger

         As of the record date, some of the directors and officers of FBA owned shares of FBA common stock, as reflected in the table on page 13 entitled "SECURITY OWNERSHIP OF MANAGEMENT AND OF CONTROLLING STOCKHOLDER" and in the footnotes to the table. When the merger is completed, such holders will receive $40.54 per share in cash, the same consideration payable to public stockholders generally.

         FBA stockholders should also be aware that directors and officers of FBA have interests in the merger that are in addition to, or different from, those of the public stockholders of FBA. You may wish to take those interests into account in determining what weight, if any, to give to the recommendations of the special committee and the board of directors. These interests can lead to inconsistencies between the objective of the officers and directors and those of the public stockholders, as follows:

         o First Banks' controlling shareholder, James F. Dierberg, and members of his immediate family will own all of the outstanding equity of FBA following the merger and will therefore obtain the benefit of any future earnings and growth of FBA and its assets;

         o FBA officers and directors who are officers of First Banks will continue their roles in managing FBA or its successor following the merger, while the public stockholders will receive cash for their shares if the merger is consummated and will have no further interest in FBA;

         o FBA's officers and directors are generally entitled to be indemnified for liabilities arising from their conduct in those capacities, and First Banks and FBA maintain insurance for the purpose of protecting them against such liabilities. Furthermore, the members of the special committee are parties to indemnification agreements with FBA and First Banks, which provide generally for indemnification against liabilities which they may incur as a result of their services as directors of FBA or as members of the special committee; and

         o each member of the special committee has received a fee of $10,000 for serving on the special committee, and will be reimbursed for reasonable expenses incurred in connection with the performance of their responsibilities on the special committee. Such fees and expenses are payable whether or not the special committee recommended approval of the merger agreement and whether or not the merger is consummated.

Federal Income Tax Consequences

         This summary of the material United States federal income tax consequences of the merger to FBA stockholders is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to any particular stockholder in light of his or her particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders that hold their shares as part of a straddle, hedging or conversion transaction, or stockholders who acquired their shares through the exercise of a stock option or otherwise as compensation. FBA stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger, including the effect of United States state and local tax laws or, if applicable, foreign tax laws. In general, the receipt in the merger by a stockholder of cash for FBA shares will be a taxable transaction for United States federal income tax purposes. A stockholder will recognize gain or loss in an amount equal to the difference between the cash received in the merger by the stockholder and the stockholder's tax basis in the shares surrendered in the merger. That gain or loss will be a capital gain or loss if the shares are held as a capital asset by the stockholder, and will be a long term capital gain or loss if the shares have been held for more than one year at the time of the merger. A stockholder may be subject to backup withholding at a rate of 31% unless, at the time he or she surrenders shares in the merger, the stockholder provides a taxpayer identification number and certifies that the number is correct, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. An amount so withheld can be refunded or credited against the federal income tax liability of the stockholder, provided appropriate information is forwarded to the Internal Revenue Service in a timely manner.

Appraisal Rights

         Under Section 262 of the DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash. The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by applicable Delaware case law and the full text of Section 262, a copy of which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of FBA stock as to which appraisal rights may be asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

         Under Section 262, a stockholder must deliver to FBA, before the taking of the vote on the merger, a written demand for appraisal of such stockholder's shares; a proxy or vote at the annual meeting against the merger does not constitute such a required demand. Within ten days after the effective date of the merger, FBA must notify each stockholder who has made a proper demand and who has not voted in favor of the merger of the date on which the merger became effective. At that time, if you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of
Section 262 will result in the loss of appraisal rights.

         Only a holder of record of shares of FBA stock will be entitled to make the written demand described above and to assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, and the demand should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares. If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the written demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares of FBA stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of FBA stock held for one or more beneficial owners while not exercising those rights with respect to the shares of FBA stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of FBA stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of FBA stock held in the name of the record owner.

         If you hold your shares of FBA stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult promptly with the person or entity holding the shares to determine the appropriate procedures for the making of a timely demand for appraisal by the nominee.

         Within 120 days after the completion of the merger, but not thereafter, either FBA or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares of FBA stock held by dissenting stockholders. FBA is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that FBA will file a petition or initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should take any actions necessary for the perfection for your appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from FBA, upon written request, a statement setting forth the aggregate number of shares of FBA stock for which demands for appraisal have been received by FBA and the aggregate number of holders of the shares. FBA must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. Within 120 days after the effectiveness of the merger, any FBA stockholder complying with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the value of the stock of all such holders.

         A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to FBA, which will then be obligated within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached with FBA. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded appraisal and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder. After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

         If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive under the merger agreement if you did not seek appraisal of your shares. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Section 262 provides that a fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

         Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger). If any stockholder who demands appraisal under
Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares will be converted into the right to receive the merger consideration in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within

120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to FBA a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of FBA. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, without the approval of the Delaware Chancery Court.

Regulatory Approvals

         Acquisitions of banks and bank holding companies are generally subject to the prior approval of the federal and state bank regulatory agencies with jurisdiction over the operations of those entities. First Banks has previously obtained the regulatory approvals necessary to enable it to control FBA and First Bank & Trust. Accordingly, under applicable laws and regulations, no application is required to be submitted to federal or state regulatory agencies prior to the consummation of the merger. First Banks has made the applicable regulatory agencies aware of its intention to acquire the outstanding public interests in FBA and will file any notices or other communications required or requested by such agencies.

Recent Purchases of Stock

Purchases by FBA

         For several years, FBA has had an ongoing program of purchasing common stock in the open market from time to time, depending on market conditions, access to funds, and other factors. FBA's board of directors, through various resolutions passed from 1995 to 2000, has authorized the purchase of up to a cumulative total of 1,094,797 shares of common stock. At June 30, 2002, FBA could purchase approximately 222,000 additional shares of common stock under the existing authorization.

         In the past two years, FBA has purchased 77,300 shares of common stock pursuant to the repurchase program, at average prices and in price ranges shown in the following table:

                                    Number of Shares
                                    Purchased during            Average Prices         Range of Prices Paid
            Quarter Ended              the Quarter             Paid Per Quarter         during the Quarter
            -------------              -----------             ----------------         ------------------

              12/31/00                    12,500                    $15.09                $14.00 - $17.00
              03/31/01                    37,600                    $21.66                $19.75 - $22.50
              06/30/01                     2,300                    $21.66                    $21.66
              09/30/01                    16,000                    $24.49                    $24.49
              12/31/01                        --                      --                        --
              03/31/02                        --                      --                        --
              06/30/02                     8,900                    $36.72                $36.22 - $38.00
              09/30/02                       600                    $38.84                $38.00 - $40.25


       In the 60-day period preceding the date of this proxy statement, FBA purchased the shares reflected in the table below, in transactions effected through a broker-dealer on the NYSE:

                             Date                  Number of Shares              Price Per Share
                             ----                  ----------------              ---------------

                           09/25/02                       200                        $40.25
                           09/26/02                       200                        $40.25
                           09/27/02                     2,200                        $40.25
                           09/30/02                       300                        $40.20


Purchase by First Banks

         On October 31, 2001, First Banks purchased 803,757 shares of FBA common stock for $32.50 per share in a private placement for an aggregate purchase price of $26,122,103. The price was based on recent market prices at the time of the transaction. The purpose of the transaction was to provide capital with which FBA funded its acquisition of BYL Bancorp, a California bank holding company. In conjunction with the private placement, FBA's board of directors resolved to conduct a rights offering to all of our other stockholders, allowing each stockholder the right to purchase a proportionate number of shares of FBA common stock at the same per share price paid by First Banks. We planned to conduct the rights offering (which required, among other things, filing a registration statement with the SEC) in the first half of 2002.

         While we were preparing for the rights offering, First Banks began to consider whether a buyout of FBA's public stockholders would be desirable and feasible from its perspective. In April 2002, First Banks proposed the merger to FBA's board of directors. In the discussions which followed, both First Banks and the special committee agreed that, if the merger were completed this year, there would be little or no benefit to conducting the rights offering, since it would result in the issuance of additional shares to stockholders who would then sell their shares in the merger. Accordingly, First Banks proposed, and the special committee agreed, that, if a merger agreement was reached, FBA stockholders could be compensated for the value of rights they would otherwise have received by adding to the merger price an amount equal to the value that a stockholder would have received if he or she fully exercised the right to buy shares in the rights offering, and then sold such shares in the merger. This amount was calculated to be $0.54 per share. Accordingly, when the merger is completed, FBA stockholders will receive a payment of $0.54 per share in addition to the agreed merger price of $40.00 per share. See "Consideration of the Merger."

Common Stock Prices

         The high and low common stock prices and dividend declarations for the past two years are shown in the following table:

            Quarter Ended                 High                        Low              Dividend Declaration
            -------------                 ----                        ---              --------------------

              12/31/00                    $17.63                    $14.00                      N/A
              03/31/01                    $22.75                    $17.75                      N/A
              06/30/01                    $29.53                    $21.00                      N/A
              09/30/01                    $30.75                    $22.65                      N/A
              12/31/01                    $32.93                    $29.65                      N/A
              03/31/02                    $41.40                    $31.46                      N/A
              06/30/02                    $42.09                    $35.72                      N/A
              09/30/02                    $41.70                    $39.00                      N/A

Accounting Treatment

         It is anticipated that the merger, when consummated, will be accounted for using the purchase method of accounting. The excess of the purchase price over the book value of the FBA common stock acquired in the transaction will be recorded by First Banks as goodwill and will not be amortized, but instead will be periodically tested for impairment in accordance with existing accounting pronouncements.



         The following table summarizes First Banks' interest (in dollars and as a percentage) in the net book value and net earnings of FBA as of and for the six months ended June 30, 2002 and on a pro forma basis giving effect to the merger as if it had been consummated on June 30, 2002.

                                       June 30, 2002                              Pro Forma Basis
                                       -------------                              ---------------
                                 Dollars        Percentage                   Dollars        Percentage
                                 --------------------------                  -------------------------
                                                     (dollars expressed in thousands)

         Net book value         $283,041           93.76%                   $288,353          100.00%
         Net earnings              9,373           93.76                      10,002          100.00

Estimated Expenses; Financing

         The estimated expenses of the merger, including those associated with this proxy statement, are estimated to be as follows:


                  Filing fees                                        $  6,500

                  Fees and expenses of financial advisor               75,000

                  Legal fees and expenses                              75,000

                  Accounting fees                                       5,000

                  Printing and mailing                                 35,000

                  Miscellaneous expenses                               13,500
                                                                     --------

                  Total                                              $210,000
                                                                     ========

         Expenses attributable to FBA, such as the costs of preparing, mailing and printing the proxy statement and the fees and expenses of counsel to the special committee, will be paid by FBA. First Banks will pay expenses attributable to it.

         First Banks intends to use available working capital plus proceeds from its existing line of credit with a group of unaffiliated banks to fund the costs of the merger, including the merger consideration in the aggregate amount of approximately $32.5 million. First Banks' line of credit provides a $90 million revolving loan facility and a $20 million letter of credit facility to be used for acquisitions and other corporate requirements. Both the line of credit facility and the letter of credit facility are collateralized by the stock of First Banks' second tier holding companies, FBA and Union Financial Group, Ltd., The San Francisco Company, ("SFCo"), FBA's wholly owned subsidiary bank holding company, and First Bank, Union Financial Group, Ltd.'s wholly owned bank subsidiary, and First Banks' intercompany note receivable from FBA. The intercompany note receivable is collateralized by the stock of First Bank & Trust, SFCo's wholly-owned bank subsidiary. If the balances outstanding under the line of credit are accruing at the Prime Rate, interest is to be paid monthly. At the option of First Banks, funds may be borrowed at the London InterBank Offering Rate ("LIBOR") with interest payable based on the one, two, three or six-month LIBOR rates as determined by First Banks. The rate is the sum of the selected LIBOR plus an applicable margin based on the performance of First Banks for the preceding four calendar quarters and the principal amounts outstanding under the line of credit. As of September 30, 2002, First Banks did not have any outstanding borrowings under the revolving loan facility, and one letter of credit in the amount of $5.0 million was outstanding under the letter of credit facility. The line of credit matures on August 21, 2003.

                              THE MERGER AGREEMENT

         The following is a summary of all material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. The merger agreement is incorporated herein by reference, and this summary is qualified in its entirety by reference to the specific provisions of the merger agreement.

         The merger agreement provides that, following the approval of the merger agreement by FBA's stockholders, the receipt of any required regulatory approvals and the satisfaction or waiver of the other conditions to the merger, FBA Acquisition will be merged with and into FBA. The merger will become effective when a Certificate of Merger is filed with the office of the Secretary of the State of Delaware, or at a later time specified in such Certificate, and all outstanding shares of FBA common stock (other than shares owned by First Banks) will be converted into the right to receive $40.54 in cash.

Representations and Warranties

         Representations and Warranties of FBA. The merger agreement contains representations and warranties of FBA made to First Banks including, but not limited to:

         o the organization and corporate status of FBA and its subsidiaries;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o     the delivery of FBA's financial statements;

         o the material accuracy, as of the dates of the merger agreement and of this proxy statement, of information provided by FBA, and the material compliance with law of the documents which FBA is responsible for filing with governmental entities in connection with the merger;

         o the incurrence by FBA and its subsidiaries of fees for brokers or finders in connection with the merger;

         o     the adequacy of FBA's allowance for loan losses;

         o except as otherwise disclosed, the absence since June 30, 2002 of changes or other events requiring disclosure to make FBA's financial statements not misleading or involving a material adverse change in the financial condition, the results of operations or the business of FBA;

         o the absence of material litigation against FBA and its subsidiaries except as otherwise disclosed;

         o     identification of FBA's subsidiaries;

         o the absence of any regulatory actions against FBA or any of its subsidiaries, and compliance by FBA and its subsidiaries with applicable laws and regulations;

         o identification of contracts, employee arrangements and other agreements meeting certain criteria specified in the merger agreement;

         o the filing of all required reports by FBA and its subsidiaries with governmental agencies, and the compliance of such reports with applicable requirements;

         o proper accounting for the securities in FBA's investment portfolio;

         o the status of the loans in FBA's loan portfolio and the documentation relating thereto;

         o the status of employee benefit plans affecting employees of FBA and its subsidiaries;

         o     the absence of undisclosed liabilities;

         o legal title to FBA's properties and the existence and nature of insurance relating thereto; and

         o the nature and status of any loans, contracts and other arrangements with any of FBA's officers, directors or employees or any of their related interests.

         Representations and Warranties of First Banks and FBA Acquisition. The merger agreement contains representations and warranties of First Banks and FBA Acquisition made to FBA including, but not limited to:

         o the organization and corporate status of First Banks and FBA Acquisition;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the material accuracy, as of the dates of the merger agreement and of this proxy statement, of information provided by First Banks, and the material compliance with law of the documents which First Banks is responsible for filing with governmental entities in connection with the merger;

         o the incurrence by First Banks of any fees for brokers or finders in connection with the merger;

         o     the absence of litigation against First Banks or FBA Acquisition
               which,  if  adversely   determined,   would  prevent,   delay  or
               materially interfere with the consummation of the merger;

         o the absence of any regulatory actions against First Banks or FBA Acquisition; and

         o First Banks' access to sufficient funds to enable it to pay the merger consideration and all fees and expenses arising from the merger.

Conditions to the Consummation of the Merger

         Conditions to the Obligations of All of the Parties. The obligations of the parties to the merger agreement to effect the merger are subject to the following conditions (which may be waived):

         o     there shall not be any injunction or restraining order preventing
               the consummation  of  the  merger  in  effect,   nor  shall  any
               proceeding by any governmental entity seeking the same be pending, nor shall the merger be illegal under any applicable law;

         o all necessary governmental approvals for the merger shall have been obtained, and any waiting periods imposed by any applicable law or regulation for the consummation of the merger shall have expired; and

         o the special committee shall have received an opinion from Baxter Fentriss to the effect that the merger is fair to the holders of FBA common stock (other than First Banks) from a financial point of view, and such opinion shall not have been withdrawn. This opinion was received by the special committee on September 23, 2002, and we do not have any reason to believe that it will be withdrawn.

         Conditions to the Obligations of FBA. The obligation of FBA to effect the merger is subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following additional conditions:

         o as of the closing date of the merger, the representations and warranties of First Banks and FBA Acquisition set forth in the merger agreement shall be true in all material respects;

         o First Banks and FBA Acquisition shall have performed in all material respects their respective obligations under the merger agreement; and

         o FBA shall have received certain documents required to be delivered by First Banks and FBA Acquisition.

Conduct of Business Pending the Merger

         Pursuant to the terms of the merger agreement, FBA and its subsidiaries are generally required to conduct their businesses only in the ordinary and usual course consistent with past practices. Furthermore, the merger agreement contains certain specific restrictions upon the conduct of FBA's business pending the merger. In particular, the merger agreement provides that FBA and its subsidiaries will not, except with First Banks' consent:

         o declare or pay any dividend or make any other distribution to stockholders, whether in cash, stock or other property;

         o     issue capital stock or rights relating thereto;

         o effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize;

         o change their certificate or articles of incorporation or bylaws, or enter into any agreement to merge or sell a significant portion of their assets.

         o grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or employees, grant any stock options or, except as required by law, adopt or make any change in any employee benefit plan, agreement, payment or arrangement made to, for or with any such officers or employees;

         o     borrow funds except in the ordinary course of business,

         o make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business;

         o enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business;

         o except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

         o except in the ordinary course of business, cancel or accelerate any material indebtedness owing to such entity or any claims which such entity may possess, or waive any material rights of substantial value;

         o sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

         o violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on such entity's business, financial condition, or earnings; or

         o increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practices.

         The parties to the merger agreement are also required to use their best efforts to perform and fulfill all conditions and obligations under the merger agreement and to effect the merger in accordance with the terms and provisions thereof. The merger agreement requires each party to furnish to the other in a timely manner all information, data and documents requested to obtain any necessary regulatory or other approvals of the merger and for FBA to deliver certain financial information covering periods prior to the closing date to First Banks, as well as all other financial reports or statements submitted to regulatory authorities.

Additional Agreements

         Additional Covenants of FBA, First Banks and FBA Acquisition. The merger agreement contains additional covenants of FBA, First Banks and FBA Acquisition, among other things:

         o to consult with the other party as to the form of any press release or other public disclosures related to the merger;

         o to promptly notify the other parties in the event of any breach of the merger agreement and use their best efforts to prevent or remedy such a breach;

         o to use their best efforts to perform and fulfill their respective obligations under the merger agreement; and

         o to maintain the confidentiality of information received from the other parties.

         Additional Covenants of FBA. The merger agreement requires FBA:

         o to prepare, file and distribute this proxy statement and to hold a meeting of the stockholders of FBA to vote on the merger agreement, and to use its best efforts to obtain the approval thereof by the stockholders of FBA;

         o to permit First Banks to have reasonable access to FBA's books, records and other documents; and

         o to use its best efforts to obtain all consents required for the consummation of the merger.

Termination; Damages

         Termination. The merger agreement may be terminated at any time prior to the closing date, either before or after approval by the stockholders of FBA, by the mutual consent of the parties; or by either FBA or First Banks at any time if:

         o the other party materially breaches any of its representations, warranties and agreements made under the merger agreement and the breach is not cured within 30 days after written notice has been provided to the breaching party;

         o the conditions to the obligations of a party are not satisfied or waived prior to the closing date and any applicable 30-day cure period has lapsed, after written notice has been provided by such party to the other party, or any required regulatory approval is finally denied; or

         o     the effective time has not occurred prior to March 31, 2003.

         Effect of Termination. The merger agreement provides that, upon a termination, the merger agreement shall become void, and no obligation or liability would exist on the part of any party, except for willful violation of certain specified provisions thereof.

Amendment and Waiver

         The merger agreement may be amended at any time by all of the parties thereto, and each party may extend the time for performance of the obligations of the other parties, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions contained in the merger agreement.

Expenses

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expense.

                               PROPOSAL NUMBER 2:

                              ELECTION OF DIRECTORS

         Our board of directors recommends that the stockholders vote to re-elect Messrs. Blake, Crocco, Dierberg, Lavezzo, McCarthy and Story and Mrs. Schepman as directors, each for a one-year term.

Nominees

         Our board of directors consists of seven members, who are identified in the following table which sets forth the information indicated as of the record date. Each of the directors was elected or appointed to serve a one-year term and until his or her successor has been duly qualified for office.

                Name                       Age              Director Since
---------------------------------------------------------------------------
   Allen H. Blake                          59                    1994

   Charles A. Crocco, Jr. (2)              64                    1988

   James F. Dierberg                       65                    1994

   Albert M. Lavezzo (2)                   66                    1998

   Terrance M. McCarthy                    48                    2001

   Ellen D. Schepman (1)                   28                    1999

   Edward T. Story, Jr. (2)                58                    1987

-------------------
(1) Mrs. Schepman is the adult daughter of James F. Dierberg; see "Family Relationships."
(2)  Member of the Audit Committee.

         Allen H. Blake has been Executive Vice President of FBA since 1998, its Chief Operating Officer from 1999 to July 2002; its Chief Financial Officer from 1994 to September 1999 and since June 2001; and Secretary since 1994. Mr. Blake has been the President of First Banks since October 1999, its Chief Operating Officer from 1998 to July 2002; its Chief Financial Officer from 1984 to September 1999 and since June 2001; and its Secretary since 1988.

         Charles A. Crocco, Jr. has practiced law in the New York City area since 1970. He has been Counsel to the law firm of Crocco & DeMaio, P.C., Mount Kisco, New York since April 2000. He previously was Counsel to Jackson & Nash, LLP in New York City from January 1999 until April 2000, Counsel to Crocco & DeMaio, P.C. in 1998, and a Partner in Crocco & DeMaio, P.C. prior to 1998. Mr. Crocco is also a director of The Hallwood Group Incorporated, a merchant banking firm.

         James F. Dierberg has been the Chairman of the board of directors, President and Chief Executive Officer of FBA since 1994 and the Chairman of the board of directors and Chief Executive Officer of First Banks since 1988. Mr. Dierberg has also been a director of First Banks since 1979 and its President from 1979 until 1992 and from 1994 to October 1999.

         Albert M. Lavezzo has been President and Chief Operating Officer of the law firm of Favaro, Lavezzo, Gill, Caretti & Heppell, Vallejo, California, since 1974. Mr. Lavezzo was the Chairman of the board of directors of Surety Bank in Vallejo, California for 15 years prior to its acquisition by FBA in 1997 and is the President of North Bay Exchange Co., Inc.

         Terrance M. McCarthy has been Executive Vice President of FBA since 1999 and its Chief Operating Officer since July 2002. Mr. McCarthy has been Executive Vice President of First Banks since 1999 and its Chief Operating Officer since July 2002. He has also served as Chairman of the board of directors, President and Chief Executive Officer of First Bank & Trust since 1998. Prior to 1998, Mr. McCarthy was employed in various executive capacities with First Banks.

         Ellen D. Schepman has been a Retail Marketing Officer of First Banks since May 1999. She was a Retail Marketing Specialist with First Bank & Trust from 1997 to May 1999.

         Edward T. Story,  Jr. has been the President, Chief Executive Officer
and  a  Director of  SOCO International,  plc,  a  corporation   engaged  in
international oil and gas operations, since 1991. Mr. Story is also a Director of Cairn Energy plc and Hallwood Realty Corporation.

         Although we do not anticipate that any nominee will refuse or be unable to serve as a director, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of another person or persons nominated or designated by management, unless you direct them in your proxy to do otherwise.

         Assuming the presence of a quorum, the seven nominees receiving the largest number of the votes cast, including those cast by holders of the common stock and the Class B common stock represented at the Annual Meeting, will be elected as directors. FBA's By-Laws require that any nominations by a stockholder comply with certain procedural and disclosure requirements, including advance written notice to the Secretary of FBA.

Executive Officers

         Our executive officers as of the record date were as follows:

                Name                       Age                                   Office(s) Held
-------------------------------------------------------------------------------------------------------------------
   James F. Dierberg                       65                 Chairman  of the Board of  Directors,  President  and
                                                              Chief Executive Officer.

   Allen H. Blake                          59                 Executive Vice  President;  Chief  Financial  Officer
                                                              and Secretary.

   Terrance M. McCarthy                    48                 Executive Vice President;  Chief  Operating  Officer;
                                                              Chairman  of the Board of  Directors,  President  and
                                                              Chief Executive Officer of First Bank & Trust.

   Donald W. Williams                      55                 Executive Vice President and Chief Credit Officer

         The executive officers were each elected by the board of directors to the office indicated.

Committees and Meetings of the Board of Directors

         Three members of our board of directors serve on the Audit Committee; there are no other committees of the Board. See "AUDIT COMMITTEE REPORT" for additional information regarding our Audit Committee.

         Board and Committee Meetings. The board of directors held four meetings in 2001, including regular and special meetings, and there were four meetings of the Audit Committee. During 2001, all of our directors attended more than 75% of the aggregate of the number of meetings of the board of directors and the meetings held by all committees of the board of directors on which they served.

Director Compensation

         Directors who are not our officers or affiliated with First Banks (Messrs. Crocco, Lavezzo and Story) were paid a fee of $2,000 for each meeting of our board of directors attended, and a fee of $500 for each committee meeting attended. For their services as directors in 2001, Messrs. Crocco, Story and Lavezzo received aggregate fees of $10,000. In addition, each of these individuals was paid a fee of $10,000 for his participation on a special committee of our board of directors created during 2002 for the purpose of conducting an independent evaluation of our acquisition of 801,653 shares of our common stock held publicly. Mrs. Schepman, who serves as a Retail Marketing Officer of First Banks, but who is not an officer of FBA, also received $8,000 for her service as a director in 2001. Furthermore, Mr. Lavezzo received $1,500 as a member of the board of directors of First Bank & Trust.

         Messrs. Crocco, Story and Lavezzo and Mrs. Schepman also participated in our 1993 Directors' Stock Bonus Plan, or our Stock Bonus Plan, which provided for an annual grant of 500 shares of common stock to each such director. The maximum number of shares that could be issued was limited to 16,667 shares, and the plan expired on July 1, 2001. Directors' compensation expense of $46,000 was incurred in 2001 in connection with our Stock Bonus Plan.

         None of our three directors who are also executive officers of First Banks (Messrs. Dierberg, Blake and McCarthy) receive any compensation from FBA or our subsidiaries for services as a director, nor do they participate in our Stock Bonus Plan or any of our other compensation plans or those of our subsidiaries. First Banks, of which Messrs. Dierberg, Blake and Williams are directors and executive officers and Mr. McCarthy is an executive officer, provides various services to us and our subsidiaries for which it is compensated (see "Compensation Committee Interlocks and Insider Participation").

Family Relationships

         Mrs.Schepman is the adult daughter of Mr. Dierberg; except for that relationship, there is no family relationship between any of the nominees for director or our directors or executive officers or those of our subsidiaries.

Certain Relationships and Related Transactions

         First Bank & Trust has had in the past, and may have in the future, loan transactions in the ordinary course of business with our directors or their affiliates. These loan transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. First Bank & Trust does not extend credit to our officers or its own officers, except extensions of credit secured by mortgages on personal residences, loans to purchase automobiles and other consumer-type loans.

         Certain of our directors and officers and their respective affiliates have deposit accounts with First Bank & Trust. It is the policy of First Bank & Trust not to permit any of its officers or directors or their affiliates to overdraw their respective deposit accounts unless that person has been previously approved for overdraft protection under a plan whereby a credit limit has been established in accordance with First Bank & Trust's standard credit criteria.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation earned during the year ended December 31, 2001, and specified information with respect to the two preceding years, by Mr. McCarthy, who is our only executive officer whose annual compensation in 2001 from FBA and our subsidiaries exceeded $100,000.

         Presently, Messrs. Dierberg, Blake, Williams and McCarthy do not receive any compensation directly from either FBA or our subsidiaries. FBA and First Bank & Trust have entered into various contracts with First Banks, of which Messrs. Dierberg, Blake and Williams are directors and executive officers and Mr. McCarthy is an executive officer, pursuant to which services are provided to First Bank & Trust and us (see "Compensation Committee Interlocks and Insider Participation" for additional information regarding contracts with First Banks).

                            SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2001

                                                          Salary         Bonus                All Other
        Name and Principal Position            Year       $$ (1)          $$             Compensation $$ (2)
-------------------------------------------- -------- --------------- ----------- ---------------------------------

Terrance M. McCarthy                           2001       220,000       38,000                  5,200
Executive Vice President;
Chief Operating Officer;                       2000       180,000       25,000                  6,650
Chairman of the Board of Directors,
President and Chief Executive Officer of       1999       147,500       20,000                  4,950
First Bank & Trust

-----------------------
(1) The total of all other annual compensation for Mr. McCarthy is less than the amount required to be reported, which is the lesser of (a) $50,000 or
     (b) ten percent (10%) of the total of the annual salary and bonus paid to that person.
(2) All other compensation reported represents matching contributions to our 401(k) Plan for the year indicated and ownership interests granted in units of Star Lane Trust, First Banks' unit investment trust that was created on January 21, 2000.

         We have omitted from this Proxy Statement tables that would disclose information regarding stock options granted during 2001, stock options exercised during 2001 and long term incentive plan awards. No options were granted to or exercised by executive officers in 2001, and we do not have a long-term incentive plan.

                             STOCK PERFORMANCE GRAPH

         The following graph sets forth a comparison of the cumulative total stockholder returns of our common stock, the New York Stock Exchange Market Value Index and the Index of Regional Banks located in the Pacific region published by Media General Financial Services ("MGFS") for the five year period from December 31, 1996 through December 31, 2001. The securities of 112 other banks are included in the MGFS index.

         In previous years, our performance graph included a comparison with a different group of regional banks (those generally located in the Southwest region of the United States), because we originally operated in Texas. However, in light of the increasing size and importance of California in our operations (particularly since our acquisition of First Bank & Trust in 2000), we believe that an index composed of banks in the Pacific region is more relevant than the index previously used.

         The graph and the table which follow are based on the assumption that the value of the investment in our common stock and in each index was $100 at December 31, 1996 and that all dividends were reinvested (we did not pay any dividends during the period).

                                                 [Performance Graph]

                                             12/31/96    12/31/97     12/31/98    12/31/99    12/31/00    12/31/01
                                             --------    --------     --------    --------    --------    --------

First Banks America, Inc.                      100.00       229.01      192.59      180.25      174.07       311.31

NYSE Market Value Index                        100.00       180.06      168.64      171.94      198.96       225.87

MGFS Regional Banks - Pacific Region           100.00       131.56      156.55      171.42      175.51       159.87

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of FBA is comprised of its entire board of directors. Four of the current directors, including Mr. Dierberg, who is Chairman of the Board, Chief Executive Officer and President, Mr. Blake, who is Executive Vice President, Chief Financial Officer and Secretary, and Mr. McCarthy, who is Executive Vice President and Chief Operating Officer, are affiliated with First Banks, which is compensated for their services under the provisions of a management fee agreement between FBA and First Banks. None of the current directors has ever been compensated by FBA as an executive officer.

         The Compensation Committee considers the levels and components of executive compensation relative to those generally available in its market place, to the overall long-term objectives of FBA and to the interest of its stockholders. By maintaining appropriate balance in these factors, the Compensation Committee believes it will be most effective in attracting and retaining well-qualified executives who will be capable of contributing to the success of FBA and enhancing the value of FBA to its stockholders.

         The paramount objective of FBA is building the long-term value of the stockholders' investment, within the framework of operating its subsidiary financial institution in a safe and sound manner. This is accomplished by achieving substantial improvements and consistency in earnings, strengthening the subsidiary banking franchise, and entering into strategic, economically-viable acquisitions of other financial institutions. Consequently, the compensation of executives should be structured to attract individuals capable of contributing to the achievement of these objectives and to align the welfare of those individuals with that of the stockholders.

         The Compensation Committee periodically reviews the various components of FBA's executive compensation programs. The individual components of compensation to executives are evaluated taking into consideration the factors discussed below. However, the Compensation Committee does not give specific weights to particular factors and subjectively adjusts the compensation levels of the executive officers based, in part, on non-quantifiable considerations. The compensation adjustments, while influenced by the evaluation factors, are not determined by applying a mathematical formula to any individual performance measurements.

         Base Salary. In determining the appropriate base salaries of its executive officers, the Compensation Committee evaluates the performance of FBA, considering general business and industry conditions, among other factors, and the contributions of specific executives toward that performance. Particular measurements to which the Compensation Committee assigns significance are net income, earnings per share, expense control, net interest margin, credit quality, and regulatory exam results. The Compensation Committee also evaluates each officer's areas of responsibility and FBA's performance in those areas. Finally, FBA considers the level of compensation paid to comparable executives by other financial institutions of comparable size in its market places.

         Bonus. The Compensation Committee may elect to award bonuses to selected executive officers based largely upon the same criteria as the evaluations of base salaries, emphasizing the need to maintain competitive compensation packages and the desire to recognize outstanding performance by the officers.

         Along with the need to improve operating results, FBA evaluated its management structure, recognizing the additional management resources available from First Banks. This evaluation resulted in a realignment of FBA's executive officers and presently, none of FBA's current executive officers receive any compensation from FBA (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

         The Compensation Committee reviewed the performance of FBA for 2001 relative to its net income, earnings per share, external growth, business development and asset quality. Net income for the year ended December 31, 2001 was $39.6 million (as compared to $27.8 million in 2000), while diluted earnings per share totaled $3.25 (as compared to $2.29 in 2000). FBA's total assets increased to $3.06 billion at December 31, 2001 from $2.74 billion at December 31, 2000, reflecting both external growth through acquisitions and expanded business development efforts. Additionally, nonperforming assets totaled $20.1 million and $15.7 million at December 31, 2001 and 2000, respectively.

         The Compensation Committee determined that improvement had been achieved in the performance measurement areas, that significant inroads were accomplished in enhancing FBA's banking franchise and its prospects for progressive and profitable growth, and that these improvements should be recognized in terms of compensation. As a result, the Compensation Committee concluded that an increase in Mr. McCarthy's base compensation was warranted and that an increased bonus was appropriate.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. As noted above, Mr. Dierberg, the Chief Executive Officer of FBA, does not receive any compensation from FBA or First Bank & Trust. First Banks receives fees from FBA pursuant to data processing and management fee agreements (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

         The foregoing Report has been presented by the entire board of directors consisting of Messrs. Blake, Crocco, Dierberg, Lavezzo, McCarthy and Story and Mrs. Schepman.

                             AUDIT COMMITTEE REPORT

         The Audit Committee, which is comprised of Messrs. Crocco, Lavezzo and Story (who serves as Chairman) is responsible for oversight of our financial reporting process on behalf of the board of directors. Management has primary responsibility for our financial statements and financial reporting, including internal controls, subject to the oversight of the Audit Committee and the board of directors. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements with management and discussed the acceptability of the accounting principles used, the reasonableness of significant judgments made and the clarity of disclosures.

         The Audit Committee reviewed with the independent auditors, who are responsible for planning and carrying out a proper audit and expressing an opinion on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the acceptability of the accounting principles we use, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee discussed with the independent auditors their independence from management and FBA, including the matters required by Standard No. 1 of the Independence Standards Board, and the Audit Committee considered the compatibility of nonaudit services provided by the independent auditors with the auditors' independence.

         The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of FBA's internal controls and the overall quality of the FBA's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in the FBA's Annual Report on Form 10-K as of and for the year ended December 31, 2001, and the board of directors approved that recommendation. The Audit Committee also recommended, and the board of directors authorized, the selection of KPMG LLP ("KPMG") as our independent auditors for the year ending December 31, 2002.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         Messrs. Dierberg, Blake and Williams, who are executive officers of FBA but do not receive any compensation for their services as such, are also executive officers and members of the board of directors of First Banks. Mr. McCarthy, who is an executive officer of FBA and an executive officer of First Banks, no longer receives compensation from First Bank & Trust as he became directly employed by First Banks in July 2002. First Banks does not have a compensation committee, but its board of directors performs the functions of such a committee. Except for the foregoing, none of our executive officers served during 2001 as a member of the Compensation Committee, or any other committee performing comparable functions, or as a director of another entity, any of whose executive officers or directors served on our board of directors or Compensation Committee.

         We purchase certain services and supplies from or through First Banks. Our financial position and operating results could significantly differ from those that would be obtained if our relationship with First Banks did not exist.

         First Banks provides management services to FBA and our subsidiaries under a management fee agreement whereby we compensate First Banks for our use of its personnel for various functions including internal audit, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services. Fees paid under this agreement were $8.0 million, $5.2 million and $4.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         First Services L.P., a limited partnership indirectly owned by First Banks' Chairman and his adult children, provides information technology and various related services to First Bank & Trust under the terms of data processing agreements. Fees paid under these agreements were $9.2 million, $6.8 million and $5.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         First Bank & Trust had $93.1 million and $108.2 million in whole loans and loan participations outstanding at December 31, 2001 and 2000, respectively, that were purchased from First Bank, a wholly owned subsidiary of First Banks. In addition, First Bank & Trust had sold $137.6 million and $146.1 million in whole loans and loan participations to First Bank at December 31, 2001 and 2000, respectively. These loans and loan participations were acquired and sold at interest rates and terms prevailing at the dates of their purchase or sale and under standards and policies followed by First Bank & Trust.

         We have a $100.0 million revolving note payable to First Banks, the proceeds of which are used in our acquisitions and for other corporate purposes. At December 31, 2001 and 2000, the amounts outstanding under our note payable were $71.0 million and $98.0 million, respectively.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the reports we received and the written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the year ended December 31, 2001, all executive officers, directors and ten percent beneficial owners complied with the applicable filing requirements.

                              INDEPENDENT AUDITORS

         KPMG served as our independent public accountant for the year ended December 31, 2001 and has been selected by the board of directors to serve for the current year. Representatives of KPMG are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         During 2001, KPMG served as FBA's independent auditors and provided additional services to FBA and our affiliates. The following table sets forth KPMG's fees for 2001 in connection with (1) the audit of FBA's annual consolidated financial statements and reviews of the various consolidated financial statements included in our Quarterly Reports on Form 10-Q ("Audit Fees"); (2) consulting services relating to the design and implementation of systems that aggregate data underlying, or generate information significant to, our financial statements ("Financial Information Systems Design and Implementation Fees"); and (3) all other services, including audit-related services, rendered by KPMG ("All Other Fees").

                           Financial Information
                            Systems  Design and
          Audit Fees        Implementation Fees             All Other Fees
          ----------        -------------------             --------------

           $257,500                $0                           $0


                              AVAILABLE INFORMATION

         FBA is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with such Act, it files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be accessed through the SEC's website at www.sec.gov. FBA's common stock trades on the New York Stock Exchange under the symbol "FBA."

         FBA has filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of such schedule, is available for inspection or copying as set forth above.

         You should rely only upon the information contained in, or incorporated by reference in, this proxy statement. FBA has not authorized anyone to provide you with information that is different from the information contained in and incorporated by reference herein.

         This proxy statement is dated November __, 2002. You should not assume that the information contained herein is accurate as of any other date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction in which such a solicitation is unlawful.

                    INCORPORATION OF INFORMATION BY REFERENCE

         FBA's Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, and its Current Reports on Form 8-K dated January 18, 2002, April 25, 2002, August 18, 2002 and September 24, 2002, each filed with the SEC (Commission File No. 0-8937), are incorporated by reference in this proxy statement. Such documents are not presented in or delivered with this proxy statement, but are available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person, including the beneficial owner, to whom this proxy statement is delivered, upon written or telephonic requested directed to Lisa K. Vansickle at 600 James S. McDonnell Boulevard, Mail Code M1-199-014, Hazelwood, Missouri 63042, or (314) 592-6603. To receive timely delivery of any information requested, you should deliver your request to FBA at least 10 days prior to the annual meeting.

                              STOCKHOLDER PROPOSALS

         If the merger is consummated, FBA will no longer be subject to the SEC's proxy rules. If for any reason the merger is not consummated, the provisions of the SEC's Rule 14a-8 under the Securities Exchange Act of 1934 governing proposals made by stockholders for consideration at an annual meeting would remain applicable. Pursuant to Rule 14a-8, stockholders would then be able to present proper proposals for inclusion in FBA's proxy statement for consideration at its annual meeting of stockholders by submitting proposals to FBA in a timely manner. In order to be so included for the 2003 annual meeting of stockholders, stockholder proposals must be received by FBA a reasonable time before FBA begins to print and mail proxy materials and must otherwise comply with the requirements of Rule 14a-8 and with FBA's By-laws.


                                             By Order of the Board of Directors,


                                             /s/ Allen H. Blake
                                             -------------------------------
San Francisco, California                        ALLEN H. BLAKE
November __, 2002                                 Secretary

                                   Appendix A

                          AGREEMENT AND PLAN OF MERGER




                                  by and among




                               FIRST BANKS, INC.,
                             a Missouri corporation,



                          FBA ACQUISITION CORPORATION,
                             a Delaware corporation,


                                       and


                           FIRST BANKS AMERICA, INC.,
                             a Delaware corporation







                               September 23, 2002




                                TABLE OF CONTENTS


ARTICLE I - TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

         Section 1.01.     The Merger............................................................................ 2
         Section 1.02.     Effect of the Merger.................................................................. 2
         Section 1.03.     Conversion of Shares.................................................................. 2
         Section 1.04.     The Closing........................................................................... 3
         Section 1.05.     The Closing Date; Effective Time...................................................... 3
         Section 1.06.     Actions At Closing.................................................................... 3
         Section 1.07.     Exchange Procedures; Certificates..................................................... 4


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF FBA

         Section 2.01.     Organization and Capital Stock; Standing and Authority................................ 4
         Section 2.02.     Authorization; No Defaults............................................................ 5
         Section 2.03.     FBA Subsidiaries...................................................................... 5
         Section 2.04.     Financial Information................................................................. 5
         Section 2.05.     Absence of Changes.................................................................... 6
         Section 2.06.     Regulatory Enforcement Matters........................................................ 6
         Section 2.07.     Litigation............................................................................ 6
         Section 2.08.     Properties, Contracts, Employee Benefit Plans and Other Agreements.................... 6
         Section 2.09.     Reports............................................................................... 7
         Section 2.10.     Investment Portfolio.................................................................. 7
         Section 2.11.     Loan Portfolio........................................................................ 7
         Section 2.12.     Employee Matters and ERISA............................................................ 8
         Section 2.13.     Title to Properties; Insurance........................................................ 8
         Section 2.14.     Compliance with Laws.................................................................. 9
         Section 2.15.     Brokerage............................................................................. 9
         Section 2.16.     No Undisclosed Liabilities............................................................ 9
         Section 2.17.     Statements True and Correct........................................................... 9
         Section 2.18.     Commitments and Contracts............................................................. 9
         Section 2.19.     Material Interest of Certain Persons................................................. 10
         Section 2.20.     Conduct to Date...................................................................... 10






ARTICLE III - REPRESENTATIONS AND WARRANTIES OF FIRST BANKS AND NEWCO

         Section 3.01.     Organization and Authority........................................................... 11
         Section 3.02.     Authorization; No Defaults........................................................... 11
         Section 3.03.     Regulatory Enforcement Matters....................................................... 12
         Section 3.04.     Litigation........................................................................... 12
         Section 3.05.     Brokerage............................................................................ 12
         Section 3.06.     Statements True and Correct.......................................................... 12
         Section 3.07.     Financial Capacity................................................................... 12

ARTICLE IV - AGREEMENTS OF FBA

         Section 4.01.     Business in Ordinary Course.......................................................... 13
         Section 4.02.     Breaches............................................................................. 14
         Section 4.03.     Submission to FBA's Stockholders..................................................... 14
         Section 4.04.     Consummation of Agreement............................................................ 15
         Section 4.05.     Access to Information................................................................ 15
         Section 4.06.     Consents to Contracts and Leases..................................................... 15
         Section 4.07.     Subsequent Financial Statements...................................................... 15


ARTICLE V - AGREEMENTS OF FIRST BANKS AND NEWCO

         Section 5.01.     Regulatory Approvals................................................................. 16
         Section 5.02.     Breaches............................................................................. 16
         Section 5.03.     Consummation of Agreement............................................................ 16


ARTICLE VI - CONDITIONS PRECEDENT TO THE MERGER

         Section 6.01.     Conditions to the Obligations of First Banks and Newco............................... 16
         Section 6.02.     Conditions to the Obligations of FBA................................................. 17


ARTICLE VII - TERMINATION

         Section 7.01.     Mutual Agreement......................................................................18
         Section 7.02.     Breach of Agreements................................................................. 18
         Section 7.03.     Failure of Conditions................................................................ 18
         Section 7.04.     Denial of Regulatory Approval........................................................ 18
         Section 7.05.     Unilateral Termination............................................................... 18
         Section 7.06.     Effect of Termination................................................................ 18





ARTICLE VIII - GENERAL PROVISIONS

         Section 8.01.     Confidential Information............................................................. 19
         Section 8.02.     Publicity............................................................................ 19
         Section 8.03.     Return of Documents.................................................................. 19
         Section 8.04.     Notices.............................................................................. 19
         Section 8.05.     Nonsurvival of Representations, Warranties and Agreements............................ 20
         Section 8.06.     Costs and Expenses................................................................... 21
         Section 8.07.     Entire Agreement..................................................................... 21
         Section 8.08.     Headings and Captions................................................................ 21
         Section 8.09.     Waiver, Amendment or Modification.................................................... 21
         Section 8.10.     Rules of Construction................................................................ 21
         Section 8.11.     Counterparts......................................................................... 21
         Section 8.12.     Successors and Assigns............................................................... 21
         Section 8.13.     Governing Law........................................................................ 21

         Signatures............................................................................................. 22


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger, dated as of September 23, 2002, is by and among First Banks, Inc., a bank holding company organized as a Missouri corporation ("First Banks"), FBA Acquisition Corporation, a wholly owned subsidiary of First Banks organized as a Delaware corporation ("Newco"), and First Banks America, Inc., a bank holding company majority-owned by First Banks and organized as a Delaware corporation ("FBA"). This Agreement and Plan of Reorganization is hereinafter referred to as the "Agreement."

         WHEREAS, First Banks acquired control of FBA in 1994 and is the owner of approximately 93.76% of the outstanding voting stock of FBA, with the remaining shares of common stock of FBA, constituting approximately 6.24% of FBA's outstanding voting stock, owned by public stockholders; and

         WHEREAS, in October, 2001, First Banks invested approximately $26,000,000 in additional shares of common stock, par value $0.15 per share, of FBA ("FBA Common") in order to fund FBA's acquisition of BYL Bancorp, a California bank holding company, and FBA decided at the time of that investment by First Banks to conduct a rights offering (the "Rights Offering") to allow FBA's public stockholders the opportunity to purchase proportionate amounts of FBA Common for $32.50 per share, the same price paid by First Banks in October, 2001; and

         WHEREAS, in April, 2002, First Banks proposed to the Board of Directors of FBA that First Banks and FBA consider a transaction in which FBA would be merged with a wholly-owned subsidiary of First Banks, all of the FBA Common currently owned by public stockholders would be acquired by First Banks, and the public stockholders would be paid by First Banks for their shares of FBA Common. First Banks further proposed that, if such a transaction were completed, the Rights Offering would not be conducted, but FBA's public stockholders would receive consideration for the cancellation of the Rights Offering, based on the difference between the market price for FBA Common and the price paid by First Banks for FBA Common in October, 2001; and

         WHEREAS, the Board of Directors of FBA appointed a Special Committee of the Board of Directors, composed solely of the three directors of FBA who are not affiliated with First Banks, to analyze the terms of such a transaction on behalf of FBA and its public stockholders, with the assistance of independent legal and financial advisers selected by and reporting directly to the Special Committee; and

         WHEREAS, the Special Committee, assisted by its independent legal and financial advisers, has negotiated with First Banks the terms of this Agreement, providing for the merger of FBA with a wholly-owned subsidiary of First Banks and the payment of $40.54 per share to FBA's public stockholders for all of their shares of FBA Common, representing an agreed price of $40.00 per share as the fair value of the publicly held shares of FBA Common, plus $0.54 per share in additional consideration equal to the fair value of rights that could have been exercised by FBA's public stockholders if the Rights Offering had been completed;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, agreements and covenants contained herein, First Banks, Newco and FBA hereby agree as follows:


                                    ARTICLE I

                     TERMS OF THE MERGER & CLOSING; EXCHANGE
                                    OF SHARES

         Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, Newco shall merge with and into FBA, and FBA will be the surviving corporation of the merger (the "Merger").

         Section 1.02. Effect of the Merger. The Merger shall have all of the effects provided by the General Corporation Law of the State of Delaware ("Corporate Law") and this Agreement. The separate corporate existence of Newco shall cease on consummation of the Merger and be combined in FBA.

         Section 1.03. Conversion of Shares.

         (a) At the Effective Time:

                    (i) each of the shares of FBA Common issued and  outstanding immediately prior to the Effective Time, except for shares owned by First Banks and shares held in the treasury of FBA or by any direct or indirect subsidiary of FBA (the "Excluded Shares"), shall be converted into the right to receive cash in the amount of $40.54. The Excluded Shares and all of the shares of Class B common stock, per value $0.15 per share, of FBA ("Class B Shares") shall be canceled without consideration; and

                    (ii) each of the outstanding shares of Newco shall be converted into one share of common stock of FBA.

         (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the FBA Common and Class B Shares shall cease to be outstanding and shall be canceled. Upon the surrender of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FBA Common (other than the Excluded Shares), each holder thereof shall cease to have any rights with respect to such shares, except the right of the holder to receive the cash consideration into which the shares of FBA Common represented by the certificate have been converted in accordance with subsection (a).

         (c) If holders of FBA Common are entitled to require appraisal of their shares under applicable Corporate Law, shares held by a dissenting holder who has perfected the right to obtain an appraisal of his shares shall not be converted as described in this Section 1.03, but from and after the Effective Time shall represent only the right to receive such consideration as may be determined pursuant to applicable Corporate Law; provided, however, that each share of FBA Common outstanding immediately prior to the Effective Time and held by a dissenting holder who after the Effective Time shall withdraw his demand for appraisal or lose his right of appraisal shall thereafter have only such rights as are provided under applicable Corporate Law.

         Section 1.04. The Closing. The closing of the Merger (the "Closing") shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

         Section 1.05. The Closing Date; Effective Time. At First Banks' election, the Closing shall take place on either (i) one of the last five (5) business days of the month, or (ii) the first business day of the month following the month, in each case, during which each of the conditions in Sections 6.01 and 6.02 is satisfied or waived by the appropriate party, or on such other date as First Banks and FBA may agree (the "Closing Date"). The Merger shall be effective upon the filing of an appropriate Certificate of Merger with the Secretary of State of the State of Delaware or at a later time specified therein (the "Effective Time").

         Section 1.06. Actions At Closing. (a) At the Closing, FBA shall deliver to First Banks:

         (i) a certificate signed by an appropriate officer of FBA stating that all of the conditions set forth in Section 6.01 have been satisfied or waived as provided therein;

         (ii)  certified copies of resolutions of the Board of Directors and the
         stockholders  of  FBA,  establishing  the  requisite   approvals  under
         applicable corporate law of this Agreement and the Merger; and

         (iii) evidence  reasonably  satisfactory  to  First  Banks  and   Newco
         regarding the legality of the Merger and the satisfaction or waiver of the conditions set forth in Section 6.01.

         (b)   At the Closing, First Banks and Newco shall deliver to FBA:

         (i) certificates signed by appropriate officers of First Banks and Newco stating that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing (except for those made as of a specified date), with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

         (ii) certified copies of resolutions of the Boards of Directors of First Banks and Newco, and of First Banks in its capacity as the sole stockholder of Newco, establishing the requisite approvals under applicable corporate law of this Agreement and the Merger; and

         (iii) evidence reasonably satisfactory to FBA regarding the legality of the Merger and the satisfaction or waiver of the conditions set forth in Section 6.02.

         Section 1.07. Exchange Procedures; Certificates. As soon as reasonably practicable after the Effective Time, First Banks shall (i) surrender to Newco its certificates representing the Excluded Shares and all of the Class B Shares, and (ii) cause the transfer agent for FBA Common to mail to each record holder of shares of FBA Common (other than Excluded Shares) a letter of transmittal in a form reasonably satisfactory to FBA (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of the certificates to First Banks and shall be in such form and have such other provisions as First Banks may reasonably specify) and instructions for use in effecting the surrender of certificates. First Banks shall promptly pay the appropriate consideration to former holders of FBA Common who make proper delivery of certificates or comply with First Banks' reasonable instructions and requirements with respect to any certificate that has been lost or stolen.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF FBA

         FBA represents and warrants to First Banks and Newco as follows:

         Section 2.01. Organization and Capital Stock; Standing and Authority.

         (a) FBA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) As of the date hereof, the authorized capital stock of FBA consists of 15,000,000 shares of FBA Common, of which 10,346,760 are outstanding, duly and validly issued, fully paid and non-assessable; and 4,000,000 Class B Shares, of which 2,500,000 are outstanding, duly and validly issued, fully paid and non-assessable. None of the outstanding FBA Common or Class B Shares has been issued in violation of any preemptive rights.

         (c) Except as disclosed in Section 2.01 of that certain document delivered by FBA to First Banks entitled the "Disclosure Schedule" and executed by both FBA and First Banks concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), there are no shares of capital stock or other equity securities of FBA issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FBA or contracts, commitments, understandings or arrangements by which FBA is or may be obligated to issue additional shares of its capital stock.

         Section 2.02. Authorization; No Defaults. The Board of Directors of FBA has by all requisite action approved this Agreement and the Merger and authorized the execution and delivery hereof on behalf of FBA and the performance of its obligations hereunder. Nothing in the Certificate of Incorporation or Bylaws of FBA, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FBA is bound or subject would prohibit FBA from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FBA and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms. Neither FBA nor any of its direct or indirect subsidiaries (hereinafter referred to singly as an "FBA Subsidiary" and collectively as the "FBA Subsidiaries") is in default under or violation of any provision of its articles of incorporation, certificate of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

         Section 2.03. FBA Subsidiaries. Each of the FBA Subsidiaries, the names and jurisdictions of incorporation of which are disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the FBA Subsidiaries has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of each FBA Subsidiary and the ownership of such shares is set forth in Section 2.03 of the Disclosure Schedule. All of such shares are owned by FBA or an FBA Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions. There are no options, warrants or rights outstanding to acquire any stock of any FBA Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any FBA Subsidiary, nor does any FBA Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as disclosed in Section 2.03 of the Disclosure Schedule, neither FBA nor any FBA Subsidiary is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

         Section 2.04. Financial Information. All of (i) the audited consolidated balance sheets of FBA and the FBA Subsidiaries as of December 31, 2001 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three years ended December 31, 2001, together with the notes thereto, included in FBA's Annual Report on Form 10-K for the year ended December 31, 2001, as currently on file with the Securities and Exchange Commission ("SEC"); (ii) the unaudited consolidated balance sheets of FBA and the FBA Subsidiaries as of June 30, 2002 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the six months ended June 30, 2002, together with the notes thereto, included in FBA's Quarterly Report on Form 10-Q for the six months ended June 30, 2002 as currently filed with the SEC; and (iii) the year-end and quarter-end Reports of Condition and Reports of Income of FBA's banking subsidiary, First Bank & Trust, a California banking corporation ("FB&T"), for 2001 and for the six month period ended June 30, 2002, as filed with the appropriate federal regulatory agency (such financial statements and notes collectively referred to herein as the "FBA Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required for reports of FB&T) and fairly present the consolidated financial position and the consolidated statements of income, changes in stockholders' equity and cash flows of the respective entity and its consolidated subsidiaries as of the dates and for the periods indicated.

         Section 2.05. Absence of Changes. Since June 30, 2002 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of FBA and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the FBA Financial Statements not misleading. Since June 30, 2002 there has been no material adverse change in the financial condition, the results of operations or the business of FB&T, except for changes as are disclosed in its Reports of Condition and Income filed with the appropriate regulatory agency since such date.

         Section 2.06. Regulatory Enforcement Matters. Neither FBA nor any FBA Subsidiary is subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         Section 2.07. Litigation. Except as disclosed in Section 2.07 of the Disclosure Schedule, there is no litigation, claim or other proceeding (i) involving an amount in controversy in excess of $1,000,000 pending or, to FBA's knowledge, threatened against FBA or any of the FBA Subsidiaries, or to which the property of FBA or any of the FBA Subsidiaries is or would be subject; or
(ii) which, if adversely determined, would prevent, delay or materially interfere with the consummation of the Merger.

         Section 2.08. Properties, Contracts, Employee Benefit Plans and Other Agreements. Section 2.08 of the Disclosure Schedule specifically identifies the following:

         (a) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by FBA or an FBA Subsidiary, exclusive of deposit agreements with customers entered into in the ordinary course of business, agreements for the purchase of federal funds, advances from the Federal Home Loan Bank of San Francisco and repurchase agreements;

         (b) all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of FBA or any FBA Subsidiary not referred to elsewhere in this Section 2.08 which:

               (i) (except for loans, loan commitments or lines of credit) involve payment by FBA or any FBA Subsidiary of more than $500,000;

               (ii) involve  payments  based  on  profits  of  FBA  or  any  FBA
                    Subsidiary;

              (iii) relate  to the  future  purchase  of  goods or  services  in excess of the requirements of its respective business at current levels or for normal operating purposes;

               (iv) were not made in the ordinary course of business; or

               (v) materially affect the business or financial condition of FBA or any FBA Subsidiary;

         (c) all leases, subleases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $250,000; and

         (d) all agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by FBA or an FBA Subsidiary on thirty (30) days written notice or less without any payment by reason of such termination.

         Copies of each document, plan or contract identified in Section 2.08 of the Disclosure Schedule have been made available for inspection by First Banks and shall remain available at all times prior to the Closing Date.

         Section 2.09. Reports. FBA and the FBA Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC, the Federal Reserve Board, the Department of Financial Institutions of the State of California, the FDIC and all other governmental authorities with jurisdiction over FBA or any FBA Subsidiary. As of the dates indicated thereon, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.10. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by FBA or an FBA Subsidiary, as reflected in the latest consolidated balance sheets of FBA included in the FBA
Financial Statements, are carried in accordance with generally accepted accounting principles.

         Section 2.11. Loan Portfolio. (i) All loans and discounts reflected in the FBA Financial Statements at June 30, 2002 or which were or will be entered into after June 30, 2002 but before the Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of business, in accordance in all material respects with sound lending practices, and they are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes and other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be in all material respects enforceable, valid, true and genuine and what they purport to be; and (iii) FBA and the FBA Subsidiaries have complied and will through the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any loan. All loans and loan commitments extended by the FBA Subsidiaries and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with their customary lending standards in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices. The reserve for loan losses reflected in the FBA Financial Statements as of June 30, 2002 is adequate in all material respects under the requirements of generally accepted accounting principles to provide for losses on loans outstanding as of June 30, 2002.

         Section 2.12. Employee Matters and ERISA.

         (a) Neither FBA nor any FBA Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of FBA or any FBA Subsidiary, and to the knowledge of FBA there is no present effort nor existing proposal to attempt to unionize any group of employees of FBA or any FBA Subsidiary.

         (b) All arrangements of FBA and the FBA Subsidiaries relating to employees, including all benefit plans and deferred compensation, bonus, stock or incentive plans for the benefit of current or former employees (the "Employee Plans") are administered by First Banks. All costs, liabilities and obligations arising from the Employee Plans are properly reflected in accordance with generally accepted accounting principles in the FBA Financial Statements.

         Section 2.13. Title to Properties; Insurance. (i) FBA and the FBA Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the FBA Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of FBA and the FBA Subsidiaries, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by FBA or a FBA Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the knowledge of FBA, threatened with respect to any of such properties; (iv) FBA and the FBA Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by FBA or any FBA Subsidiary in its business, free and clear of any material claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially and adversely interfere with the use of such property; and (v) all material insurable properties owned or held by FBA or a FBA Subsidiary are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

         Section 2.14. Compliance with Laws. FBA and the FBA Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws and regulations.

         Section 2.15. Brokerage. Except for fees payable by FBA to Baxter Fentriss and Company, neither FBA nor any FBA Subsidiary has incurred any claims or obligations for brokerage commissions, finders' fees, financial advisory fees, investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement.

         Section 2.16. No Undisclosed Liabilities. Neither FBA nor any FBA Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against FBA or any FBA Subsidiary giving rise to any such liability), except for
(i) liabilities reflected in the FBA Financial Statements, and (ii) liabilities of the same type incurred in the ordinary course of business of FBA and the FBA Subsidiaries since June 30, 2002.

         Section 2.17. Statements True and Correct. None of the information supplied or to be supplied by FBA for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Proxy Statement, when mailed to the stockholders of FBA and at the time of the Stockholders' Meeting (as such terms are defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or required to be stated in order to correct any statement in an earlier communication made to such stockholders with respect to the Stockholders' Meeting. All documents that FBA is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the rules and regulations thereunder.

         Section 2.18. Commitments and Contracts. Except as disclosed in Section
2.18 of the Disclosure Schedule (and with a true and correct copy of the document or other item in question having been made available to First Banks for inspection), neither FBA nor any FBA Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any agreement, arrangement or commitment not made in the ordinary course of business;

         (ii) any agreement, indenture or other instrument not reflected in the FBA Financial Statements relating to the borrowing of money or the guarantee by FBA or any FBA Subsidiary of any obligation, other than
         (A) trade payables or instruments related to transactions entered into in the ordinary course of business, such as deposits, federal funds borrowings and repurchase agreements or (B) agreements, indentures or instruments providing for annual payments of less than $250,000; or

         (iii) any contract containing covenants which limit the ability of FBA to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, FBA or any FBA Subsidiary may carry on its business.

         Section 2.19. Material Interest of Certain Persons. (a) Except as disclosed in Section 2.19 of the Disclosure Schedule, no officer or director of FBA or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
Act) of any such officer or director, has any material interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of FBA or an FBA Subsidiary.

         (b) All outstanding loans from FBA or any FBA Subsidiary to any of their officers, directors, employees or any associate or related interest of any such persons were approved by or reported to the Board of Directors in accordance with all applicable laws and regulations.

         Section 2.20. Conduct to Date. Except as disclosed in Section 2.20 of the Disclosure Schedule, from and after June 30, 2002 through the date of this Agreement, neither FBA nor any FBA Subsidiary has:

         (i)  failed   to  conduct  its  business  in  the  ordinary  and  usual
         course consistent with past practices;

         (ii) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities which would be classified under generally accepted accounting principles applied on a consistent basis as long-term debt on the balance sheets of FBA or an FBA Subsidiary;

         (iii) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

         (iv) declared, set aside or paid any dividend or other distribution in respect of its capital stock;

         (v)  incurred  any   material  obligation  or  liability  (absolute  or
         contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;

         (vi) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

         (vii) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

         (viii) except as required by contract or law, (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, (C) entered into, terminated or substantially modified any of the Employee Plans or (D) agreed to do any of the foregoing;

         (ix) suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance;

         (x) canceled or compromised any debt, except for debts charged off or compromised in accordance with past practice; or

         (xi) entered into any material transaction, contract or commitment outside the ordinary course of its business.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              FIRST BANKS AND NEWCO

         First Banks and Newco represent and warrant to FBA as follows:

         Section 3.01. Organization and Authority. First Banks and Newco are corporations duly organized, validly existing and in good standing under the laws of the States of Missouri and Delaware, respectively. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

         Section 3.02. Authorization; No Defaults. The Boards of Directors of First Banks and Newco have by all requisite action approved this Agreement and the Merger and authorized the execution and delivery hereof on behalf of such corporations and the performance of their respective obligations hereunder. First Banks, in its capacity as the sole holder of outstanding capital stock of Newco, has approved this Agreement and the Merger. Nothing in the Articles of Incorporation of First Banks, the Certificate of Incorporation of Newco, the Bylaws of either entity, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either entity is bound or subject would prohibit either of such corporations from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by First Banks and Newco and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms. Neither First Banks nor Newco is in default under nor in violation of any provision of its articles of incorporation, certificate of incorporation, bylaws, or any promissory note, indenture or evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

         Section 3.03. Regulatory Enforcement Matters. First Banks and Newco are not subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         Section 3.04. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of First Banks or Newco, threatened against either of them which, if adversely determined, would prevent, delay or materially interfere with the consummation of the Merger.

         Section 3.05. Brokerage. Except for fees payable by First Banks to Stifel, Nicolaus & Company, Incorporated, neither First Banks nor Newco has incurred any claims or obligations for brokerage commissions, finders' fees, financial advisory fees, investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement.

         Section 3.06. Statements True and Correct. None of the information supplied or to be supplied by First Banks or Newco for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Proxy Statement, when mailed to the stockholders of FBA and at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or required to be stated in order to correct any statement in an earlier communication. All documents that First Banks or Newco is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law and the rules and regulations thereunder.

         Section 3.07. Financial Capacity. As of the date of this Agreement First Banks has, and on the Closing Date it will have, access to sufficient funds to enable it to pay all of the consideration contemplated to be paid in connection with the Merger and all fees and expenses payable by First Banks.

                                   ARTICLE IV

                                AGREEMENTS OF FBA

         Section 4.01. Business in Ordinary Course. (a) FBA agrees that FBA and the FBA Subsidiaries will carry on their businesses and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business as heretofore conducted. By way of amplification and not limitation, neither FBA nor any FBA Subsidiary will, without the prior written consent of First Banks:

         (i) declare or pay any dividend or make any other distribution to stockholders, whether in cash, stock or other property, except for dividends or reductions of capital payable to FBA or an FBA Subsidiary; or

         (ii) issue any FBA Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase FBA Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

         (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

         (iv) change its certificate of articles of incorporation or bylaws, nor enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity; or

         (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

         (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

         (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business in compliance with applicable laws, regulations and lending policies of the entity making the loan or advance; or

         (viii) enter into any agreement, contract or commitment having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

         (ix)   except in the ordinary  course of business,  place on any of its
         assets or  properties  any mortgage,  pledge,  lien,   charge, or other
         encumbrance; or

         (x) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to FB&T or any claims which FB&T may possess, or waive any material rights of substantial value; or

         (xi) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; or

         (xii) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of FBA or FB&T; or

         (xiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practices.

         (b) FBA and the FBA Subsidiaries shall not, without the prior written consent of First Banks, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of FBA contained in Article II hereof, if such representations and warranties were given immediately following such transaction or action.

         Section 4.02. Breaches. FBA shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to First Banks and use its best efforts to prevent or promptly remedy the same.

         Section 4.03. Submission to FBA's Stockholders.  (a) FBA shall promptly
(i) prepare and file a proxy statement ("the Proxy Statement") with the SEC for a meeting of the stockholders of FBA to be held as soon as reasonably practicable (the "Stockholders' Meeting"); (ii) hold the Stockholders' Meeting; and (iii) use its best efforts to obtain the approval of this Agreement and the Merger by the stockholders of FBA. The Special Committee of the Board of Directors of FBA established to consider the transaction contemplated by this Agreement (the "Special Committee") shall recommend such approval to FBA's stockholders, and the Board of Directors shall adopt the same recommendation, cause the Proxy Statement to be mailed to FBA's stockholders and use its best efforts to obtain such stockholder approval; provided, however, that neither the Special Committee nor the Board of Directors of FBA shall be obligated to make such recommendation if, having consulted and considered the advice of outside legal counsel, the Special Committee or the Board of Directors has reasonably determined in good faith that the making of such recommendation would constitute a breach of the fiduciary duties of the members of the Board of Directors or the Special Committee under applicable law.

         (b) FBA shall cooperate and use its best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, regulatory authorities and other authorities necessary to consummate the transactions contemplated by this Agreement, and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

         Section 4.04. Consummation of Agreement. FBA shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. FBA shall furnish to First Banks in a timely manner all information, data and documents requested by First Banks as may be required to obtain any necessary regulatory or other approvals of the Merger and shall cooperate fully with First Banks in seeking such approvals and in consummating the Merger.

         Section 4.05. Access to Information. FBA shall permit First Banks reasonable access, in a manner which will avoid undue disruption or interference with FBA's normal operations, to its properties, and FBA shall disclose and make available to FBA all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of FBA and the FBA Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which First Banks may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. First Banks will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

         Section 4.06. Consents to Contracts and Leases. FBA shall use its best efforts to obtain all consents with respect to interests of FB&T in material leases, licenses, contracts, instruments and rights, if any, which require the consent of another person for the consummation of the Merger.

         Section 4.07. Subsequent Financial Statements. As soon as available after the date hereof, FBA shall deliver to First Banks the monthly unaudited consolidated balance sheets and statements of income of FB&T prepared for its internal use, the Report of Condition and Income of FB&T for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent FB&T Financial Statements"). The Subsequent FB&T Financial Statements shall be prepared on a basis consistent with past accounting practices, shall fairly present the financial condition and results of operations for the dates and periods presented and shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.


                                    ARTICLE V

                       AGREEMENTS OF FIRST BANKS AND NEWCO

         Section 5.01. Regulatory Approvals. First Banks and Newco shall file or cause to be filed all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. First Banks shall keep FBA reasonably informed as to the status of such applications and provide to FBA copies of such applications and any supplementally filed materials.

         Section 5.02. Breaches. First Banks and Newco shall, in the event either of them has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to FBA and use its best efforts to prevent or promptly remedy the same.

         Section 5.03. Consummation of Agreement. First Banks and Newco shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. First Banks and Newco shall furnish to FBA in a timely manner all information, data and documents requested by FBA as may be required for the Proxy Statement and Stockholders' Meeting and shall cooperate fully with FBA in consummating the Merger.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

         Section 6.01. Conditions to the Obligations of First Banks and Newco. The obligations of First Banks and Newco to effect the Merger shall be subject to the satisfaction (or waiver by First Banks) prior to or on the Closing Date of the following conditions:

         (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (b) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the stockholders of FBA and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

         (c) the Special Committee shall have received within thirty (30) days after the date of this Agreement an opinion of the financial advisor to the Special Committee to the effect that the Merger is fair to the stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn.

         6.02 Conditions to the Obligations of FBA. The obligation of FBA to effect the Merger shall be subject to the satisfaction (or waiver by FBA) prior to or on the Closing Date of the following conditions:

         (a) the representations and warranties made by First Banks and Newco in this Agreement shall be true in all material respects on and as of the Closing Date (except for those made as of a specified date) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

         (b) First Banks and Newco shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the Closing Date;

         (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the stockholders of FBA and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

         (e) FBA shall have received all documents required to be received from First Banks and Newco on or prior to the Closing Date, all in form and substance reasonably satisfactory to FBA; and

         (f) the Special Committee shall have received within thirty (30) days after the date of this Agreement an opinion of the financial advisor to the Special Committee to the effect that the Merger is fair to the stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the stockholders of FBA shall have been previously obtained.

         Section 7.02. Breach of Agreements. In the event that there is a material breach of any of the representations and warranties or agreements of First Banks or Newco, on the one hand, or FBA, on the other hand, which breach is not cured within thirty days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether approval of this Agreement and the Merger by the stockholders of FBA shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other parties.

         Section 7.03. Failure of Conditions. In the event that any of the conditions to the obligations of a party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the Merger by the stockholders of FBA shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other parties.

         Section 7.04. Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by First Banks, as a condition for approval, shall not be deemed to be a denial or disapproval so long as First Banks diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of First Banks (hereinafter referred to as the "Appeal"), then the application will be deemed denied unless First Banks prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

         Section 7.05. Unilateral Termination. If the Closing Date does not occur on or prior to March 31, 2003, then this Agreement may be terminated by either First Banks or FBA by giving written notice of termination to the other party.

         Section 7.06. Effect of Termination. In the event of termination of this Agreement in accordance with the provisions of this Article VII, this Agreement shall become void and have no further effect, without any obligation or liability on the part of any of the parties hereto, other than a liability arising from a willful breach of Section 2.15, Section 3.05, the last sentence of Section 8.01, Section 8.03, or Section 8.06.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.01 Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the others, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in implementing the Merger, who shall be informed of the confidential nature of the Information and directed individually to abide by the restrictions set forth in this Section 8.01.

         Section 8.02. Publicity. First Banks and FBA shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger. Neither party shall issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the Merger, in which latter event the parties shall consult with each other to the extent practicable regarding such responsive disclosure.

         Section 8.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

         Section 8.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

           (a) if to FBA:            Special Committee of the Board of Directors
                                     First Banks America, Inc.
                                     c/o Albert M. Lavezzo
                                     Favaro, Lavezzo, Gill, Caretti & Heppell
                                     300 Tuolumne Street, Suite A
                                     Vallejo, California 94590
                                     Facsimile: (707) 552-8913

                                                     and

                                     First Banks America, Inc.
                                     Attention: Lisa K. Vansickle
                                     600 James S. McDonnell Boulevard
                                     Mail Code M1-199-014
                                     Hazelwood, Missouri 63042
                                     Facsimile: (314) 592-6621

           with a copy to:           Bingham McCutchen LLP
                                     Attention: Thomas G. Reddy
                                     Three Embarcadero Center
                                     San Francisco, CA 94111
                                     Facsimile: (415) 393-2286

           (b)  if to First Banks or Newco:

                                     First Banks, Inc.
                                     Attention:  Allen H. Blake, President
                                     600 James S. McDonnell Boulevard
                                     Mail Code M1-199-014
                                     Hazelwood, Missouri 63042
                                     Facsimile: (314) 592-6621

           with a copy to:           John S. Daniels
                                     Attorney at Law
                                     6440 North Central Expressway, Suite 503
                                     Dallas, Texas 75206
                                     Facsimile: (214) 368-9094

or to such other address as any party may from time to time designate by notice to the others.

         Section 8.05. Nonsurvival of Representations, Warranties and Agreements. No representation, warranty or agreement contained in this Agreement shall survive the Closing Date, and, except for the provisions of Sections 7.06, 8.01, 8.03 and 8.06 hereof, no provisions hereof shall survive the earlier termination of this Agreement.

         Section 8.06. Costs and Expenses. Except as may be otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals.

         Section 8.07. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof.

         Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         Section 8.10. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

         Section 8.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

         Section 8.13. Governing Law. This Agreement shall be governed by the laws of the State of Missouri, the General Corporation Law of the State of Delaware, and any applicable federal laws and regulations.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                     FIRST BANKS, INC.



                                     By:  /s/ Allen H. Blake
                                          --------------------------------------
                                     Its:     President
                                          --------------------------------------

                                     FBA ACQUISITION CORPORATION



                                     By:  /s/ Lisa K. Vansickle
                                          --------------------------------------
                                     Its:     President
                                          --------------------------------------


                                     FIRST BANKS AMERICA, INC.



                                     By:  /s/ Terrance  M. McCarthy
                                          --------------------------------------
                                     Its:     Executive Vice President
                                          --------------------------------------

                                   Appendix B


[Baxter Fentriss and Company Logo]


September 23, 2002

Special Committee of the Board of Directors
First Banks America, Inc.
c/o  Mr. Albert M. Lavezzo
Favaro, Lavezzo, Gill, Caretti & Heppell
300 Tuolumne Street, Suite A
Vallejo, California 94590

Dear Members of the Special Committee of the Board:

First Banks, Inc., a bank holding company organized as a Missouri corporation ("First Banks") and First Banks America, Inc. ("FBA"), a bank holding company majority owned by First Banks and organized as a Delaware corporation, have entered into an agreement providing for the merger of FBA with and into a new wholly owned subsidiary of First Banks (the "Merger"). The terms of the Merger are set forth in the Agreement and Plan of Merger (the "Agreement").

The terms of the Merger provide that certain shares of FBA common stock which are owned by stockholders other than First Banks, or any of its affiliates or subsidiaries, and not held in the treasury of FBA (the "unaffiliated stockholders"), will be converted into the right to receive $40.54 per share in cash ( the "Consideration").

You have asked our opinion as to whether the proposed transaction, pursuant to the terms of the Agreement, is fair to the respective unaffiliated stockholders of FBA from a financial point of view.

In rendering our opinion, we have reviewed certain publicly available business and financial information relating to FBA, as well as the Agreement. We have also reviewed and relied upon without independent verification, certain other information, including financial forecasts, provided to us by FBA, and have discussed the business and prospects of FBA with management, as well as other matters that may be relevant.

In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared FBA from a financial point of view to the other financial institutions;
(b) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) made such other analyses and examinations as we deemed necessary.

We have not independently verified the financial and other information concerning FBA, or other data which we have considered in our review, nor have we conducted on site due diligence of FBA. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of FBA as they exist and are known to us as of June 30, 2002.

We have acted as financial advisor to the Special Committee of the Board of Directors of FBA in connection with the Merger and will receive from FBA a fee for our services, which is not contingent upon the consummation of the Merger.

It is understood that this opinion may be included in its entirety in any communication by FBA or the Special Committee of the Board of Directors to the stockholders of FBA. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the unaffiliated shareholders of FBA from a financial point of view.


Sincerely,


/s/Baxter Fentriss and Company
------------------------------
   Baxter Fentriss and Company

                                   Appendix C

                     Section 262 of the General Corporation
                          Law of the State of Delaware

     Section 262 - Appraisal Rights

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

                        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

                        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

               (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

               (d) Appraisal rights shall be perfected as follows:

                        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                      (2)   If the merger or consolidation was approved pursuant
         to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty

         (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been give shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections
               (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten (10) days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               FORM OF PROXY CARD

                                                              Please mark
                                                             your votes as
                                                             indicated in    |X|
                                                             this example

1.    Election of Directors

       FOR all nominees                           WITHHOLD
         listed below                            AUTHORITY
      (except as marked                  to vote for all nominee(s)
            below)                               listed below

              |_|                                   |_|

NOMINEES: 01 Allen H. Blake, 02 Charles A. Crocco, Jr., 03 James F. Dierberg,
          04 Albert M.Lavezzo, 05 Terrance M. McCarthy, 06 Ellen D. Schepman, 07 Edward T. Story, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.

--------------------------------------------------------------------------------

2. To approve and adopt the merger agreement dated September 23, 2002, by and among FBA, First Banks, Inc. and FBA Acquisition Corporation.

                    FOR        AGAINST           ABSTAIN
                    |_|          |_|               |_|

--------------------------------------------------------------------------------

3. In their discretion, upon any other matters which may properly come before the meeting or any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.


Dated:                                 , 2002
      ---------------------------------


---------------------------------------------
                  Signature

---------------------------------------------
         Signature if held jointly

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY

                            FIRST BANKS AMERICA, INC.

                  Annual Meeting of Stockholders - December 12, 2002

The undersigned hereby appoints Terrance M. McCarthy and Donald W. Williams, and each of them, with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Stockholders of First Banks America, Inc. to be held in Clayton, Missouri on December 12, 2002, at 4:00 p.m. local time and at any adjournment thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

The proxy when properly executed will be voted as specified herein. If no specification is made with respect to any particular proposal, it is the intention of the proxies to vote FOR each of the proposals.

                                SEE REVERSE SIDE

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

        You can now access your First Banks America, Inc. account online.

  Access your First Banks America, Inc. stockholder account online via Investor
                            ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for First Banks America, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

o View account status
o View certificate history
o View book-entry information
o View payment history for dividends
o Make address changes
o Obtain a duplicate 1099 tax form
o Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com
                 and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.

o SSN
o PIN
o Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account, please enter your:

o SSN
o PIN
o Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o Certificate History
o Book-Entry Information
o Issue Certificate
o Payment History
o Address Change
o Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time